UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

SCHEDULE 14-A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AllianceBernstein Holding l.p.
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AllianceBernstein Holding l.p.

Notice of 2010 Special Meeting of Unitholders
1345 Avenue of the Americas, 41st Floor
New York, New York 10105
June 30, 2010; 10:00 a.m. (EDT)

May 21, 2010

Dear Fellow Unitholder:

I cordially invite you to attend AllianceBernstein Holding L.P.’s 2010 Special Meeting of Unitholders to:

•	consider and approve the 2010 Long Term Incentive Plan, an equity compensation plan; and

•	transact such other business as may properly come before the Special Meeting.

On behalf of our Board of Directors, I recommend that you vote “FOR” the approval of the 2010 Long Term Incentive Plan.

We enclose our letter to Unitholders, our proxy statement and a proxy card.  Your participation in the Special Meeting is very important, so please return the enclosed proxy card as promptly as possible.  Alternatively, you may use the information found in the enclosed proxy card to either call in your vote (toll-free) or vote using the Internet.  If you attend the Special Meeting in person, you may withdraw your voting instructions and vote in person.

Thank you for your support of AllianceBernstein.

Very truly yours,

Peter S. Kraus
Chairman of the Board and Chief Executive Officer

AllianceBernstein Holding L.P.
1345 Avenue of the Americas
New York, New York 10105

May 21, 2010
___________________

Proxy Statement
__________________

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for our 2010 special meeting (“Special Meeting”) of unitholders. We are mailing this proxy statement and the accompanying form of proxy card to unitholders on or about May 27, 2010. In this proxy statement, we refer to AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“Holding”) collectively as the “Company”, the “Partnerships”, “we”, “our” or “us” and the Board of Directors of AllianceBernstein Corporation (“General Partner”), the general partner of AllianceBernstein and Holding, as the “Board”. Where the context requires distinguishing between Holding and AllianceBernstein, we identify which of them is being discussed.  Cross-references are in italics.

Special Meeting Information

Date and Location. We will hold the Special Meeting on Wednesday, June 30, 2010 at 10:00 a.m. (EDT) on the 41st floor of our corporate headquarters at 1345 Avenue of the Americas, New York, New York 10105.

Admission. Only record or beneficial owners of units representing assignments of beneficial ownership of limited partnership interests in Holding (“Holding Units”) or their proxies may attend the Special Meeting in person. When you arrive at the Special Meeting, you must present photo identification, such as a passport or driver’s license. Beneficial owners must also provide evidence of Holding Unit ownership, such as a recent brokerage account or bank statement.

Electronic and Telephonic Access. You may access the Special Meeting by either webcast or telephone:

(i)
To listen by webcast, please visit our Investor & Media Relations Internet site at http://www.alliancebernstein.com/investorrelations at least 15 minutes prior to the 10:00 a.m. (EDT) scheduled start time of the Special Meeting to download and install any necessary audio software.

(ii)
To listen by telephone, please dial (866) 556-2265 in the United States or (973) 935-8521 outside the United States at least ten minutes before the 10:00 a.m. (EDT) scheduled start time.  The conference ID# is 76658294.

Voting Information

Record Date. The record date for the Special Meeting is May 17, 2010. You may vote all Holding Units that you owned as of the close of business on that date. Each Holding Unit entitles you to one vote on the matter to be voted on at the Special Meeting. On the record date, 102,160,583 Holding Units were outstanding. A majority of the Holding Units outstanding on the record date must be represented, in person or by proxy, to hold the Special Meeting.

Submitting Voting Instructions for Holding Units Held Through a Bank or Broker. If you hold Holding Units through a bank or broker, follow the voting instructions you receive from your account representative. If you want to vote in person at the Special Meeting, you must obtain a legal proxy from your account representative and present it at the Special Meeting.

Our proposal to adopt the 2010 Long Term Incentive Plan (“2010 Plan”) is a “non-discretionary” item.  Accordingly, absent specific voting instructions from beneficial owners on this proposal, New York Stock Exchange (“NYSE”) member brokers, including Sanford C. Bernstein & Co., LLC (“SCB LLC”), a wholly-owned subsidiary of AllianceBernstein and a U.S.-registered broker-dealer, may not vote on this proposal. If you do not submit voting instructions and your broker does not have discretion to vote your Holding Units, the broker will return the proxy card without voting (referred to as “broker non-votes”). Under this circumstance, your Holding Units will not be counted in determining a quorum or the vote.

Submitting Voting Instructions for Holding Units Held in Your Name. If you hold Holding Units as a record holder, you may vote by submitting a proxy for your Holding Units by mail, telephone or Internet as described on the enclosed proxy card. If you submit your proxy via the Internet, you may incur costs such as cable, telephone and Internet access charges. Submitting your proxy will not limit your right to vote in person at the Special Meeting. A properly completed and submitted proxy will be voted in accordance with your instructions, unless you subsequently revoke your proxy. If you submit a signed proxy card without indicating your voting instructions, your Holding Units will be voted according to the Board’s recommendation and in favor of the proposal.

If you lose, misplace or otherwise need to obtain a proxy card, please contact our proxy tabulator, BNY Mellon Shareowner Services (“BNY Mellon”), at P.O. Box 358015, Pittsburgh, PA 15252 or by phone at (866) 737-9896.

Revoking Your Proxy. You can revoke your proxy at any time before your Holding Units are voted by: (1) delivering a written revocation notice prior to the Special Meeting to Mona Bhalla, Corporate Secretary, AllianceBernstein Holding L.P., 1345 Avenue of the Americas, 17th Floor, New York, New York, 10105; (2) submitting a later proxy that we receive no later than the conclusion of voting at the Special Meeting; or (3) voting in person at the Special Meeting. Attending the Special Meeting does not revoke your proxy unless you vote in person at the Special Meeting.

Holding Units Held in Trust for the Benefit of Employee Incentive Compensation Plans. If you have been awarded Holding Units under a Company employee incentive compensation plan, including our Company’s Incentive Compensation Award Program (“ICAP”), you do not have rights as a Unitholder until the Holding Units awarded to you have vested and have been distributed to you.  For additional information concerning our ICAP, see “Executive Compensation” below.

Until your Holding Units vest and are distributed to you, they are held in a rabbi trust for which Prudential Trust Company (“Prudential”) acts as trustee.  In accordance with our instructions, Prudential will vote the Holding Units held in the rabbi trust according to the Board’s recommendation and in favor of the proposal.  As of May 17, 2010, approximately 16,819,832 Holding Units, or 16.5% of the Holding Units outstanding as of that date, were held in the rabbi trust or at the Depository Trust and Clearing Corporation prior to transfer to the rabbi trust.

Vote Required to Adopt the Proposal. The approval of the 2010 Plan requires a majority of votes cast at the Special Meeting, and the Special Meeting cannot be held unless a quorum is present (i.e., a majority of the outstanding Holding Units must be represented, either in person or by proxy).

“Abstaining” and “Broker Non-Votes.” You may vote “abstain” on the proposal. Holding Units voting “abstain” will be counted as present at the Special Meeting and your abstention will have the effect of a vote against the proposal. In addition, failure to cast a vote or a broker non-vote can have the effect of a vote against the proposal if such failure or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all Holding Units entitled to vote on the proposal.

Expenses Relating to this Proxy Solicitation.  We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Special Meeting.  In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and employees telephonically, electronically or by other means of communication and by Georgeson Inc. (“Georgeson”), which we have hired to assist in the solicitation and distribution of proxies.  We have agreed to pay Georgeson $10,000 (plus reasonable out-of-pocket costs and expenses) for their services.

Other Business.  We do not know of any other matters that may be presented for action at the Special Meeting other than approval of the 2010 Plan as further described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

Our Proxy Statement, 2009 Annual Report to Unitholders, Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”), as filed with the U.S. Securities and Exchange Commission (“Commission”) on February 11, 2010, and Form 10-Q for the quarter ended March 31, 2010 (“1Q10 Form 10-Q”), as filed with the Commission on May 3, 2010, are available free of charge on our Internet site (www.alliancebernstein.com).

Information Regarding our Company and Holding Units

A Note About Our Company

We are organized as a two-tier limited partnership under the laws of the State of Delaware.  Unlike U.S. corporations, which must solicit their shareholders annually for matters including the election of directors, limited partnerships only solicit their unitholders under specific circumstances.  (Our two-tier structure differentiates us in additional ways, which we discuss below in “Item 1—Company Proposal to Adopt 2010 Long Term Incentive Plan”.) As a result, we last approached our Unitholders in August 2000 to consider and approve the business combination of the legacy firms Alliance Capital Management L.P. and Sanford C. Bernstein Inc. (“Bernstein”) and an amendment to our 1997 Long Term Incentive Plan (“1997 Plan”), which we discuss below in “Item 1—Company Proposal to Adopt 2010 Long Term Incentive Plan”.

Holding Units

Holding Units trade on the NYSE under the ticker symbol “AB” and are freely transferable subject to certain restrictions on transfer found in Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), and Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Cash Distributions and Holding Unit Prices

Holding is required to distribute all of its Available Cash Flow, as defined in the Amended and Restated Agreement of Limited Partnership of Holding, dated as of October 29, 1999 and as amended February 24, 2006 (“Holding Partnership Agreement”), to its Unitholders and to the General Partner pro rata in accordance with their percentage interests in Holding.  Holding’s Available Cash Flow is defined as the cash distributions Holding receives from AllianceBernstein minus such amounts as the General Partner determines, in its sole discretion, should be retained by Holding for use in its business. The General Partner is an indirect, wholly-owned subsidiary of AXA.  AXA, a société anonyme organized under the laws of France, is the holding company for an international group of insurance and related financial services companies engaged in the financial protection and wealth management businesses.

AllianceBernstein’s Available Cash Flow, as defined in the Amended and Restated Agreement of Limited Partnership of AllianceBernstein dated as of October 29, 1999 and as amended February 24, 2006 (“AllianceBernstein Partnership Agreement”), can be summarized as the cash flow received by AllianceBernstein from operations (i) minus such amounts as the General Partner determines, in its sole discretion, should be retained by AllianceBernstein for use in its business or (ii) plus amounts previously retained by the General Partner that the General Partner no longer deems necessary for use in AllianceBernstein’s business. The General Partner calculates cash flow received from operations, or “Operating Cash Flow”, by determining the sum of:

•	net cash provided by operating activities of AllianceBernstein and entities controlled by it,

•	proceeds from borrowings and from sales or other dispositions of assets in the ordinary course of business, and

•	income from investments in marketable securities, liquid investments, and other financial instruments that are acquired for investment purposes and that have a value that may be readily established,

and then subtracting from this amount the sum of:

•	payments in respect of the principal of borrowings, and

•	amounts expended for the purchase of assets in the ordinary course of business.

On May 3, 2010, the General Partner declared a distribution of $147.3 million, or $0.53 per unit of limited partnership interest in AllianceBernstein (“AllianceBernstein Unit”), representing a distribution of Available Cash Flow for the three months ended March 31, 2010. The General Partner, as a result of its 1% general partnership interest, is entitled to receive 1% of each distribution. The distribution is payable on May 27, 2010 to holders of record on May 13, 2010.

On May 3, 2010, the General Partner declared a distribution of $46.8 million, or $0.46 per Holding Unit, representing Available Cash Flow for the three months ended March 31, 2010. Each general partnership unit in Holding is entitled to receive distributions equal to those received by each Holding Unit. The distribution is payable on May 27, 2010 to holders of record at the close of business on May 13, 2010.

The tables set forth below provide the distributions of Available Cash Flow made by AllianceBernstein and Holding during 2009 and 2008 and the high and low sale prices of Holding Units reflected on the NYSE composite transaction tape during 2009 and 2008:

	Quarters Ended 2009
	December 31	September 30	June 30	March 31	Total

Cash distributions per AllianceBernstein Unit(1)	$0.70	$0.74	$0.48	$0.14	$2.06
Cash distributions per Holding Unit(1)	$0.62	$0.67	$0.41	$0.07	$1.77
Holding Unit prices:
High	$28.91	$27.81	$22.62	$23.27
Low	$24.40	$17.83	$14.28	$10.12

	Quarters Ended 2008
	December 31	September 30	June 30	March 31	Total

Cash distributions per AllianceBernstein Unit(1)	$0.37	$0.70	$1.06	$0.94	$3.07
Cash distributions per Holding Unit(1)	$0.29	$0.60	$0.96	$0.83	$2.68
Holding Unit prices:
High	$38.90	$57.11	$67.75	$78.00
Low	$11.49	$32.00	$54.50	$53.63

(1)	Declared and paid during the following quarter.

Unitholders Have No Right to Direct the Business of Holding

The activities of Holding and AllianceBernstein are managed and controlled by the General Partner. The General Partner has agreed that it will conduct no active business other than managing Holding and AllianceBernstein, although it may make certain investments for its own account.  Neither Holding Unitholders nor AllianceBernstein Unitholders have any rights to manage or control Holding or AllianceBernstein, or to elect directors of the General Partner.

Change in Control

Because the General Partner controls the activities of Holding and is a wholly-owned subsidiary of AXA, any change in control of Holding requires a transfer by AXA of its interest in the General Partner.  Accordingly, any change in control of Holding would require AXA’s consent.

Taxes

Holding, having elected under Section 7704(g) of the Internal Revenue Code of 1986, as amended (“Code”), to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a “grandfathered” publicly-traded partnership (“PTP”) for federal income tax purposes. Holding is also subject to the 4.0% New York City unincorporated business tax (“UBT”), net of credits for UBT paid by AllianceBernstein. In order to preserve Holding’s status as a “grandfathered” publicly-traded partnership for federal income tax purposes, management ensures that Holding does not directly or indirectly (through AllianceBernstein) enter into a substantial new line of business. A “new line of business” would be any business that is not closely related to AllianceBernstein’s historical business of providing research and diversified investment management and related services to its clients. A new line of business is “substantial” when a partnership derives more than 15% of its gross income from, or uses more than 15% of its total assets in, the new line of business.

AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes at higher rates in the foreign jurisdiction where they are located. As our business increasingly operates in countries other than the U.S., our effective tax rate may increase because our international subsidiaries are subject to corporate level taxes in the jurisdictions where they are located.

In order to preserve AllianceBernstein’s status as a private partnership for federal income tax purposes, AllianceBernstein Units must not be considered publicly traded. The AllianceBernstein Partnership Agreement provides that all transfers of AllianceBernstein Units must be approved by AXA Equitable Life Insurance Company (“AXA Equitable”), a wholly-owned subsidiary of AXA, and the General Partner; AXA Equitable and the General Partner approve only those transfers permitted pursuant to one or more of the safe harbors contained in relevant U.S. Treasury regulations. If its units were considered readily tradable, AllianceBernstein would be subject to federal and state corporate income tax on its net income. Furthermore, as noted above, should AllianceBernstein enter into a substantial new line of business, Holding, by virtue of its ownership of AllianceBernstein, would lose its status as a grandfathered PTP and would become subject to corporate income tax as set forth above.

In 2007 and again in 2009, Congress proposed tax legislation that would cause certain PTPs to be taxed as corporations, thus subjecting their income to a higher level of income tax. Holding is a PTP that derives its income from asset manager or investment management services through its ownership interest in AllianceBernstein. The legislation, in the form proposed, would not affect Holding’s tax status. However, we cannot predict whether, or in what form, the proposed tax legislation will pass, and are unable to determine what effect any new legislation might have on us. If Holding were to lose its federal tax status as a grandfathered PTP, it would be subject to corporate income tax, which would reduce materially its net income and quarterly distributions to Holding Unitholders.

In its current form, the proposed legislation would not affect AllianceBernstein because it is a private partnership.

Item 1—Company Proposal to Adopt 2010 Long Term Incentive Plan

In November 1997, the Board unanimously adopted the 1997 Plan subject to approval of Holding Unitholders.  The 1997 Plan was approved by Holding Unitholders in December 1997 and has been amended from time to time.

Initially, eight million Holding Units were authorized for issuance under the 1997 Plan, and new awards could not be granted after July 26, 2007.  In March 1998, the Board approved a two-for-one split of Holding Units.  As a result, the aggregate amount of Holding Units authorized for issuance under the 1997 Plan increased to 16 million.

In July 2000, the Board approved amendments to the 1997 Plan, which were approved by Holding Unitholders in September 2000, to increase the number of Holding Units authorized for issuance under the 1997 Plan to 41 million and to extend the term of the 1997 Plan to July 26, 2010.

Our 1997 Plan expires on July 26, 2010 and, accordingly, we are seeking Unitholder approval of the 2010 Plan, a new long term incentive plan.  We are seeking approval to award up to 30 million newly-issued Holding Units under the 2010 Plan and up to an additional 30 million Holding Units that we reacquire through open market or private purchases, in each case subject to adjustment upon specified events, as provided in the 2010 Plan.  We discuss the 2010 Plan in greater detail below.  If Holding Unitholders approve the 2010 Plan, it will become effective on July 1, 2010 and will have a term of 10 years.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF OUR PROPOSED 2010 PLAN.  Our Board believes that this proposal is in the best interests of our Unitholders and supports this proposal for the following reasons:

Consistent with industry best practice, a significant portion of the compensation we pay to our employees is denominated in Company equity (i.e., restricted Holding Units that vest over four years).  We believe this approach aligns our employees’ long-term interests with those of our Unitholders and helps retain employees.  Our current equity compensation plan, the 1997 Plan, expires on July 26, 2010.  Accordingly, a new equity compensation plan is necessary to maintain our equity-based approach to compensation.

In 2009, we changed our approach regarding long-term incentive compensation by requiring that all awards be in the form of “restricted” Holding Units (which may be awarded either as actual Holding Units or phantom Holding Units).  By “restricted” in this context, we mean that the Holding Units awarded to our employees are generally subject to four-year vesting schedules and may not be sold or otherwise transferred until after they have vested.  We implemented this change to directly align our executives’ and employees’ long-term interests with the interests of our Unitholders, while also indirectly aligning their interests with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for our firm.  For additional information regarding our approach to compensation, see “Executive Compensation – Compensation Discussion and Analysis” below.

We cannot maintain our approach to employee compensation without an equity compensation plan through which we can award restricted Holding Units.

If the 2010 Plan is not approved, we will lose a critical tool for recruiting, retaining and motivating our employees.  We would therefore be placed at a severe competitive disadvantage in attracting and retaining talent.

We operate in an intensely competitive environment and our success is closely correlated with recruiting, developing and retaining talented employees and a strong senior management team.  The intellectual capital of our employees is collectively the most important asset of our firm.  A competitive compensation program that includes equity awards is therefore essential to our Company’s long-term performance.

If the 2010 Plan is not approved, our Company will be compelled to compensate employees entirely with cash, which would be inconsistent with industry best practices, fail to align our employees’ long-term interests with those of our Unitholders, constrain our financial resources and impact our ability to pay quarterly distributions to our Unitholders.

The inability to compensate employees with equity would require us to compensate employees solely with cash.  Doing so would be inconsistent with industry best practices and fail to align our employees’ long-term interests with those of our Unitholders.  Furthermore, as the cash we are required to pay to our employees as compensation increases, our Operating Cash Flow and Available Cash Flow (as those terms are defined in the AllianceBernstein Partnership Agreement) will decrease, which will reduce our Unitholder distributions.

We may be unable to maintain competitive levels of total compensation if we do not have an equity compensation plan through which we can grant restricted Holding Unit awards.

The terms of the 2010 Plan, our annual equity awards and our compensation philosophy are designed to align our employees’ interests with the interests of our Unitholders by fostering a partnership environment in which employees are encouraged to work towards the long-term success of our Company.

The provisions of the 2010 Plan include the following:

•
Vesting:  Full-value awards historically have vested over four years and we anticipate that future awards will have the same vesting period, although we may change our practice regarding vesting in response to competitive market conditions.  Also, with certain exceptions specified in the 2010 Plan, full-value awards must vest over at least three years and no more than 50% of a full-value award may vest in year one.

•	Re-pricing: The 2010 Plan prohibits re-pricing of options.

•	Exercise Price: The 2010 Plan prohibits granting awards of options with an exercise price less than the fair market value of a Holding Unit on the award date.

•
Evergreen Provision:  The 2010 Plan does not include an “evergreen” provision (i.e., a provision for automatic increases in the amount of equity issuable under a plan, based on a pre-established formula).

For additional information regarding the 2010 Plan, see “Summary of the 2010 Plan” below and the copy of the 2010 Plan attached below as Appendix A.

We believe the appropriate metric for our Unitholders to judge our proposed equity compensation plan is the potential dilution of Unitholders’ indirect economic interests in AllianceBernstein that would result, taking into consideration a number of key factors.  We calculate that the maximum potential dilutive effect at the AllianceBernstein level of existing equity awards under the 1997 Plan and future awards available for grant, including the 30 million newly-issued Holding Units under the 2010 Plan for which we seek your approval, is 13.0%.  The grant of an additional 30 million reacquired Holding Units for which we also seek your approval would not have any additional dilutive effect.  Please consider the information we have provided below, which sets forth the factors we considered when calculating the dilutive effect of the 2010 Plan:

•
Holding Units and AllianceBernstein Units represent interests in the same underlying business on a one-to-one basis.  Holding’s only activities consist of owning AllianceBernstein Units and engaging in related activities, and its principal source of income and cash flow is attributable to its investment in AllianceBernstein Units.

Your ownership of Holding Units (equity interests in our “upper tier” partnership) represents an indirect interest in AllianceBernstein, through which we conduct our diversified investment research and management business.  The economic difference between Holding Units and AllianceBernstein Units is the 3.5% tax on gross partnership income to which Holding Units are subject, which results in Holding Unitholders receiving lower quarterly distributions than those received by AllianceBernstein Unitholders.  Aside from this difference, the two interests are economically identical.  (Another significant difference between Holding Units and AllianceBernstein Units is the fact that, while Holding Units trade publicly on the NYSE, AllianceBernstein Units do not trade publicly and are subject to significant restrictions on transfer.)  As discussed above in “Information Regarding Our Company and Holding Units”, the quarterly distributions you receive on your Holding Units are derived from the portions of AllianceBernstein’s Operating Cash Flow and Available Cash Flow (as those terms are defined in the AllianceBernstein Partnership Agreement) that are distributed to Holding by AllianceBernstein each quarter.

Accordingly, it is appropriate to consider the economics of our entire business (i.e., to use the number of AllianceBernstein Units outstanding) in any dilution calculation.  As of May 17, 2010, there were 275,554,426 AllianceBernstein Units outstanding, of which Holding owned 102,160,583, or 37.1%, and other investors, primarily AXA, owned 173,393,843, or 62.9%.

•
Only the 30 million newly-issued Holding Units are dilutive in nature.  As noted above, the 2010 Plan, if approved, would permit us to award 30 million newly-issued Holding Units and 30 million reacquired Holding Units.  The 30 million newly-issued Holding Units available for grant under the 2010 Plan would be dilutive and should be included in any dilution calculation.  However, to the extent that we award reacquired Holding Units (generally through open market purchases), we are simply re-using Holding Units that are already outstanding and this will not result in dilution.  Set forth below is an example of how this might operate (we have used round numbers for convenience):

	Year One	Year Two	Year Three

AllianceBernstein Units Outstanding at the Beginning of the Year	275,000,000	285,000,000	295,000,000

Total 2010 Plan Awards (newly-issued and reacquired Holding Units)	20,000,000	20,000,000	20,000,000

Holding Units Reacquired and Used to Make Awards	(10,000,000)	(10,000,000)	(10,000,000)

AllianceBernstein Units Outstanding at Year End	285,000,000	295,000,000	305,000,000

Although in the above example we would have awarded all 60 million Holding Units that would be available under the 2010 Plan, the number of AllianceBernstein Units outstanding would increase by only 30 million (i.e., from 275 million to 305 million).  Accordingly, only the 30 million newly-issued Holding Units should be considered when calculating dilution.

•
In calculating the maximum potential dilution from the 2010 Plan, we have excluded Holding Units available for grant under the 1997 Plan.  We have drafted the 2010 Plan to provide that any awards granted under the 1997 Plan or our Company’s Century Club Plan (“Century Club Plan”) after the effective date of the 2010 Plan will reduce the number of Holding Units available for grant under the 2010 Plan.  Accordingly, it is inappropriate to count as “overhang” the Holding Units that remain available for grant under the 1997 Plan, except for 1 million Holding Units which we may award between May 17, 2010 (the record date) and the effective date of the 2010 Plan.  As of May 17, 2010, there were 5,694,342 Holding Units available for grant under the 1997 Plan, all of which (except for the 1 million Holding Units described in the previous sentence) should be excluded from any dilution calculation.

•
In calculating the maximum potential dilution from the 2010 Plan, we have excluded certain outstanding option awards under the 1997 Plan.  As of May 17, 2010, there were 11,737,466 outstanding options that we previously awarded to eligible employees and independent directors.  Of these options, 5,515,726 were out-of-the-money as of that date.  Given the expected ten-year duration of the 2010 Plan and the possible increase in Holding Unit price over those years, we do not believe excluding all of these out-of-the-money options from a dilution calculation is appropriate.  However, we do believe that excluding the 1,428,700 options set forth in the following table is reasonable considering the extent to which the value of Holding Units must increase prior to the upcoming expiration dates of these options in order for the options to be in-the-money prior to their expiration.  The following table illustrates the extent to which the value of a Holding Unit must increase compared to the closing price of a Holding Unit on May 17, 2010 ($29.65) for certain outstanding options to be considered “in-the-money”:

Award Date	Exercise Price	Expiration Date	Outstanding Options	Required AB Appreciation
June 20, 2000	$48.50	June 20, 2010	358,000	63.6%
December 11, 2000	$53.75	December 11, 2010	467,300	81.3%
February 1, 2001	$58.50	February 1, 2011	8,000	97.3%
May 17, 2001	$50.56	May 17, 2011	20,000	70.5%
May 29, 2001	$51.10	May 29, 2011	20,000	72.3%
December 7, 2001	$50.25	December 7, 2011	555,400	69.5%
Total Options			1,428,700

Note that the weighted-average exercise price of these options is $51.02, which is 74.5% higher than the weighted average trading price of a Holding Unit ($29.24) year-to-date through May 17, 2010.

The following tables set forth our maximum potential dilution calculation as of May 17, 2010 in light of the above factors:

Numerator calculation:
Holding Units available for grant	60,000,000
Holding Units that must be reacquired in order to be awarded	(30,000,000)
Outstanding options	11,737,466
Holding Units we may award under the 1997 Plan prior to the effective date of the 2010 Plan	1,000,000
Significantly out-of-the-money options	(1,428,700)
Numerator	41,308,766

Denominator calculation:
Numerator	41,308,766
AllianceBernstein Units outstanding	275,554,426
Denominator	316,863,192

Dilution	13.0%

Note that even if we were to include all outstanding options (i.e., 11,737,466) in our dilution calculation instead of excluding those options that we believe are likely to remain out-of-the-money through their expiration (i.e., 1,428,700), the maximum potential dilution of the 2010 Plan would increase to only 13.4%.

Equity Compensation Plan Information

The following table summarizes the Holding Units to be awarded pursuant to our equity compensation plans as of December 31, 2009:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)

Equity compensation plans approved by security holders	12,047,522	$41.79	6,256,646
Equity compensation plans not approved by security holders	—	—	—
Total	12,047,522	$41.79	6,256,646

As of December 31, 2009, there were no AllianceBernstein Units (i.e., units of the private partnership) to be awarded pursuant to an equity compensation plan.

As noted above, any Holding Units awarded under the 1997 Plan or the Century Club Plan after the effective date of the 2010 Plan will reduce the amount of Holding Units available under the 2010 Plan.  Accordingly, these securities should not be considered when assessing the potential dilution of the 2010 Plan.

Also as noted above, of the 11,737,466 options that were outstanding as of May 17, 2010, 1,428,700 options should be excluded from any potential dilution calculation because of the degree to which they are out-of-the-money and the comparatively little time remaining before their expiration.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF OUR PROPOSED 2010 PLAN.

Summary of the 2010 Plan

Purpose.  The purpose of the 2010 Plan is to promote the interest of our Company by:

•	attracting and retaining talented officers, employees and directors;

•	motivating such officers, employees and directors by means of performance-related incentives to achieve longer-range business and operational goals;

•	enabling such officers, employees and directors to participate in the long-term growth and financial success of our Company; and

•	aligning the interests of such officers, employees and directors with those of Holding Unitholders.

Eligibility.  Awards under the 2010 Plan may be granted to any employee of AllianceBernstein or any of its affiliates, and any member of the Board who is “independent” within the meaning of Section 303A.02 of the NYSE Listed Company Manual or other applicable law or applicable stock exchange rules, as determined by the Board in its business judgment.

Administration.   The 2010 Plan will be administered by the Compensation Committee of the Board (“Compensation Committee”). The Compensation Committee generally will have full power and authority to, among other things, designate award recipients (except for awards to members of the Board, which must be approved by the Board), determine the type, amount, terms and conditions of awards, and delegate to one or more officers or managers of our Company the authority, subject to the terms and limitations as the Compensation Committee will determine, to grant awards.

Holding Units Available for Grant under the 2010 Plan.  Subject to adjustment as described below, the number of newly-issued Holding Units with respect to which awards may be granted under the 2010 Plan will be 30 million, less one Holding Unit for every Holding Unit that was subject to an award (including options) granted under the 1997 Plan or the Century Club Plan after the effective date of the 2010 Plan.  Any Holding Units that are subject to awards (including options) will be counted against this limit as one Holding Unit for each Holding Unit granted. The 2010 Plan also permits us to award an additional 30 million Holding Units if we reacquire these Holding Units on the open market or through private purchases.  In addition, the Holding Units available for award under the 2010 Plan will also be available to exchange for AllianceBernstein Units on a one-for-one basis if, and to the extent to which, we issue AllianceBernstein Units to our employees under our employee incentive compensation programs.  Any Holding Units that are so exchanged will be counted against the Holding Unit limit under the 2010 Plan.

If any award granted under the 2010 Plan (other than any substitute award) or granted after the effective date of the 2010 Plan under the 1997 Plan or our Century Club Plan is forfeited, is terminated or is canceled without the delivery of Holding Units, or is exercised for or settled in cash, then the Holding Units covered by such award, to the extent of any such forfeiture, termination, cancellation or cash exercise or settlement, will again become available for awards under the 2010 Plan.

Delivered Holding Units Reduced as Payment of Withholding Taxes.  In determining the number of Holding Units available for awards, if Holding Units otherwise deliverable in respect of awards granted under the 2010 Plan (other than substitute awards) or granted after the effective date of the 2010 Plan under the 1997 Plan or the Century Club Plan are withheld for payment of withholding taxes, the number of Holding Units so withheld will be available for awards under the 2010 Plan.

Adjustments. If any distribution, recapitalization, reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnerships, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnerships, any incorporation (or other change in form) of the Partnerships, or other similar transaction or event affects the Holding Units such that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, then the Compensation Committee will equitably adjust, as applicable:

•	the number of Holding Units or other securities of the Partnerships (or the number and kind of other securities or property) with respect to which awards may be granted under the 2010 Plan;

•	the number of Holding Units or other securities of the Partnerships (or the number and kind of other securities or property) subject to outstanding awards; and

•	the exercise or purchase price with respect to any award; or

•	if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

In the event of incorporation (or other change in form) of the Partnerships, the Compensation Committee will make such adjustments as it deems appropriate and equitable with respect to options for the optionee to purchase stock in the resulting corporation in place of the options.

Acquisition Events.  In the event of:

•	the consummation of any merger or consolidation of either Partnership in which such Partnership is not the continuing or surviving entity;

•	any transaction that results in the acquisition of all or substantially all of the outstanding Holding Units by a single person or entity or by a group of persons and/or entities acting in concert; or

•	the sale or transfer of all or substantially all of either Partnership’s assets,

the outstanding awards held by each participant will be subject to the agreement with respect to such acquisition event.  Such agreement may, subject to the terms of the applicable award agreements and in accordance with Code Section 409A, provide for:

•	the continuation or assumption of the awards by either Partnership (or the successor or surviving entity);

•	the substitution for such awards by the successor or surviving entity with equity-based awards with substantially the same terms and economic value;

•
the acceleration prior to the closing of such acquisition event of the vesting and exercisability of any such awards that are options or other Holding Unit-based awards, and the expiration of such awards to the extent not timely exercised by a participant prior to the closing or such other earlier time determined by the Compensation Committee, after reasonable advance written notice to the participant; and/or

•
the cancellation of all or any portion of the awards in exchange for a cash payment on such terms and conditions as determined by the Compensation Committee, the amount of which payment may be zero in the case of any option that is “out-of-the-money” (i.e., that has an exercise price that exceeds the fair value of the Holding Units subject to such option).

Term.  The 2010 Plan will expire 10 years after the effective date of the 2010 Plan, and no awards under the 2010 Plan will be made after the 2010 Plan expires.

Amendment and Termination of the 2010 Plan.  The Board or the Compensation Committee may amend, alter, suspend, discontinue or terminate the 2010 Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination will be made without the approval of Holding Unitholders:

•	to increase the aggregate number of Holding Units that may be issued under the 2010 Plan (except under limited circumstances as described in the 2010 Plan);

•	change the maximum term of any option;

•	extend the period during which new awards may be granted under the 2010 Plan;

•	expand the types of awards available under the 2010 Plan;

•	materially expand the class of officers, employees or directors eligible to participate in the 2010 Plan;

•	alter any 2010 Plan language regarding re-pricing; or

•	if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Compensation Committee deems it necessary or desirable to qualify or comply.

In addition, the Compensation Committee may amend the 2010 Plan in such manner as may be necessary or advisable so as to have the 2010 Plan conform with local rules and regulations in any jurisdiction outside the United States.

Amendment of Awards.  The Compensation Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award, prospectively or retroactively.  However, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any participant or any holder or beneficiary of an award will not to that extent be effective without the consent of such participant, holder or beneficiary.

Awards Generally

Form of Awards.  The 2010 Plan permits the following types of awards:

•	restricted Holding Units or phantom restricted Holding Units (a “phantom” award is a contractual right to receive Holding Units at a later date or upon a specified event);

•	options to buy Holding Units; and

•	other Holding Unit-based awards (including, without limitation, Holding Unit appreciation rights and performance awards).

•	Restricted Holding Units and Phantom Restricted Holding Units.

o
General.  Subject to the terms of the 2010 Plan, the Compensation Committee generally will have the sole and complete authority to determine the recipients to whom restricted Holding Units and phantom restricted Holding Units will be granted, the number of such Holding Units to be granted to each recipient, the duration of the period during which, and the conditions under which, the Holding Units vest, are distributed and may be forfeited to us, and the other terms and conditions of such awards.

o
Vesting.  Except for restrictions applicable to non-routine awards (e.g., awards for recruitment, severance or retirement) and substitute awards, restrictions applicable to awards of restricted Holding Units and/or phantom restricted Holding Units that are purely service-based will lapse over a period of not less than three years (whether such lapse occurs ratably or otherwise, so long as such restrictions lapse not more than 50% in the first year), except upon a termination due to death, “disability” or “retirement” (as such terms are defined in the applicable award agreement), or a change in control, unless (i) the grant of an award (or acceleration of the lapse of restrictions applicable to an outstanding award) is authorized by the Compensation Committee or the Board and (ii) the cumulative number of Holding Units subject to such awards does not exceed 5% of the number of Holding Units available for grant under the 2010 Plan.

o
Transfer Restrictions.  Restricted Holding Units and phantom restricted Holding Units generally may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the 2010 Plan or the applicable award agreement.

o
Payment.  Any phantom restricted Holding Unit will have a value equal to the fair market value of a Holding Unit.  Phantom restricted Holding Units will be paid in Holding Units, other securities, cash or other property, as determined in the sole discretion of the Compensation Committee, upon the lapse of the applicable restrictions, or otherwise in accordance with the applicable award agreement.

o
Termination of Employment.  Except as otherwise provided in the applicable award agreement or as determined by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter, subject to the terms of the 2010 Plan, upon termination of a participant’s employment or service for any reason during the relevant restriction period, all awards of restricted Holding Units and phantom restricted Holding Units still subject to restriction will vest, be settled or be forfeited in accordance with the terms and conditions established by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter.

•	Options.

o
General.  Subject to the terms of the 2010 Plan, the Compensation Committee will generally have sole and complete authority to determine the recipients of option awards and, with respect to each option, the number of Holding Units to be covered by such option, the exercise price of such option and the conditions and limitations applicable to the exercise of such option.  The Compensation Committee may impose such conditions with respect to the exercise of options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

o
Exercise.  The exercise price of an option will be not less than the closing price of a Holding Unit on the date the option is granted.  The rate at which an option will become initially exercisable will be specified in the applicable award agreement (for employees, generally five years; for independent directors, generally three years).  The right to exercise an option will be cumulative, so that to the extent that an option is not exercised when it becomes initially exercisable, it will be exercisable at any time thereafter until the expiration of the term of the option.

o	Maximum Term. No option will be exercisable after ten years from the date of grant.

o
Prohibition on Re-Pricing.  Other than in connection with an event described above under “Adjustments” or “Acquisition Events”, in the absence of approval by Holding Unitholders, neither the Board nor the Compensation Committee will be permitted to:

▪	lower the exercise price per Holding Unit of an option after it is granted;

▪
cancel an option when the exercise price per Holding Unit exceeds the fair market value of the underlying Holding Units in exchange for cash or another award (other than in connection with substitute awards); or

▪
take any other action with respect to an option that may be treated as a re-pricing under the rules and regulations of the NYSE or other applicable stock exchange upon which the Holding Units are then listed.

o
Termination of Employment.  Except as otherwise provided in the applicable award agreement or determined by the Compensation Committee at grant or (if no rights of the participant are adversely affected) thereafter, the following terms will apply upon termination of a participant’s employment or service:

▪
Death or Disability.  If a participant’s employment or service terminates due to death or “disability” (as defined in the applicable award agreement), the participant may exercise all of his or her options (whether or not vested) at any time within one year after termination, but in no event beyond the expiration of the stated terms of the options.  However, in the case of disability, if the participant dies within such exercise period, all unexercised options held by the participant (whether or not vested) will be exercisable for six months from the date of death, but in no event beyond the expiration of the stated terms of the options.

▪
Termination for Cause. If a participant’s employment or service terminates for “cause” (as defined below) or the participant voluntarily terminates employment or service after the occurrence of an event that would be grounds for a termination for cause, the participant’s options (whether or not vested) will terminate and expire as of the date of such termination or, if earlier, the date of the cause event.  If a participant is suspended pending an investigation of whether the participant will be terminated for cause, all of the participant’s rights under any option will be suspended during the period of investigation.

For employees, the 2010 Plan defines “cause” to mean, unless otherwise specified in the applicable award agreement:

•	conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding:

•	on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion;

•	on a felony charge; or

•	on an equivalent charge to those in the preceding two bullets in jurisdictions which do not use those designations;

•	engaging in any conduct that constitutes an employment disqualification under applicable law (including “statutory disqualifications” as defined under the Exchange Act);

•	failure to perform satisfactorily the duties associated with the employee’s job function or to follow reasonable requests of his or her manager;

•
violation of any securities or commodities laws, any rules or regulations issued pursuant to these laws, or the rules and regulations of any securities or commodities exchange or association to which our Company or any of our affiliates is subject;

•	violation of any Company policy concerning confidential or proprietary information, or material violation of any other Company policy in effect from time to time;

•
engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of our Company or any of our affiliates; or

•
engaging in any conduct detrimental to our Company or any of our affiliates, including engaging in any activity deemed by management, the Compensation Committee or the Board to be competitive with our Company or any affiliate.

For independent directors, unless otherwise specified in the applicable award agreement, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

▪
Termination without Cause.  If a participant’s employment terminates without “cause” (other than by reason of death or “disability” or the participant’s voluntary resignation), all options held by the participant that are vested and exercisable at the time of termination may be exercised by the participant at any time within a period of 90 days from the date of termination, but in no event beyond the expiration of the stated terms of the options.

▪
Voluntary Termination.  If a participant voluntarily resigns from his or her employment, all options then held by the participant (whether or not vested) will terminate and expire as of the date of resignation.

Distributions and Distribution Equivalents.  Subject to the terms of the 2010 Plan and compliance with Section 409A of the Code, the terms of any award other than an option may provide, if so determined by the Compensation Committee in its sole discretion, for the payment of cash, Holding Units or other property in respect of Holding Unitholder distributions relating to the number of Holding Units subject to such award.

Certain U.S. Federal Income Tax Consequences

The following discussion of the principal U.S. federal income tax consequences of certain awards under the 2010 Plan is based on statutory authority and judicial and administrative interpretations as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect).  This discussion does not address federal gift and estate tax, employment tax, social security tax or foreign, state and local tax issues which may arise in connection with awards under the 2010 Plan.  Since these rules are technical and complex, the discussion below represents only a general summary.  Accordingly, any interested party should consult his or her own personal tax advisor.

Restricted Holding Unit Awards to Employees.  An employee participant will not realize taxable income at the time of the grant of an award of restricted Holding Units unless the participant elects under Code Section 83(b), within thirty days after receipt of the Holding Units, to recognize ordinary income in an amount equal to the fair market value of the Holding Units at the time of receipt, less any amount paid for the Holding Units.  A participant who makes such election will not be allowed a deduction for the value of any Holding Units subsequently forfeited.  A participant who does not make such election generally will recognize ordinary income on the date that the restrictions applicable to the Holding Units lapse in an amount equal to the fair market value of the Holding Units on such date, less any amount paid for the Holding Units.  At the time that the participant recognizes ordinary income, AllianceBernstein generally will be entitled to a deduction in the same amount.

Restricted Holding Unit Awards to Independent Directors.  Because restricted Holding Units awarded to an independent director participant are not subject to a substantial risk of forfeiture, the director will realize taxable income at the time of grant, and AllianceBernstein generally will be entitled to a deduction in the same amount.

Phantom Restricted Holding Units.  A participant will not realize taxable income at the time of the grant of an award of phantom restricted Holding Units.  Upon settlement of the Holding Units, the participant will recognize ordinary income equal to the fair market value of the Holding Units, and AllianceBernstein generally will be entitled to a deduction in the same amount.

Options.  A participant will not have taxable income when granted an option.  When the participant exercises the option, he or she will have taxable ordinary income equal to the excess of the fair market value of the Holding Units received on the exercise date over the aggregate exercise price of the option.  The participant’s tax basis in the Holding Units acquired on exercise of the option will be increased by the amount of such taxable income.  AllianceBernstein generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes.

Subsequent Sale.  When a participant sells the Holding Units following lapse of the restrictions applicable to restricted Holding Units or exercise of an option to purchase Holding Units, the difference, if any, between the amount realized from such sale and the tax basis of the Holding Units generally will result in capital gain or loss to the participant.  Such capital gain or loss will be short-term or long-term, depending on whether the participant held the Holding Units for more than one year before selling them.

Certain Other Tax Issues

In addition, officers of AllianceBernstein and directors of the General Partner subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards.

New 2010 Plan Benefits

Because benefits and amounts to be received by our executive officers and other employees under the 2010 Plan generally will be determined on a discretionary basis primarily as a function of our Company’s financial performance, it is generally not possible to determine benefits or amounts that will be received by our executive officers and other employees, either individually or collectively, under the 2010 Plan.  However, as we previously reported in a Form 8-K filed with the Commission on March 23, 2010, John B. Howard, our Chief Financial Officer, will be awarded total 2010 year-end cash bonus and long-term incentive compensation of not less than $1,800,000, which will be allocated between cash and long-term incentive compensation in accordance with the formula we generally use for employees; the long-term incentive component will be awarded under the 2010 Plan.  In addition and for 2010 only, Mr. Howard will be awarded under the 2010 Plan, at year-end, an additional restricted Holding Unit award in an amount equal to $2,500,000 as replacement equity for awards he forfeited by leaving AQR Capital Management.

For information regarding the benefits and amounts received by our named executive officers under the 1997 Plan, see the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table” and the “Grants of Plan-based Awards in 2009”, “Outstanding Equity Awards at 2009 Fiscal Year-End” and “Option Exercises and Holding Units Vested in 2009” tables below.

Each of our independent directors will receive under the 2010 Plan an annual grant of:

•	restricted Holding Units having a value of $30,000 based on the closing price of a Holding Unit on the grant date as reported for NYSE composite transactions; and

•	an option to buy Holding Units with a grant date value of $30,000 calculated using the Black-Scholes method.

Awards granted to our independent directors under the 2010 Plan are at the discretion of the Board and may be modified by the Board from time to time.

For information regarding compensation paid to our independent directors in 2009, see “Executive Compensation – Director Compensation in 2009” below.

Corporate Governance

General Partner

The Partnerships’ activities are managed and controlled by the General Partner. The Board acts as the Board of each of the Partnerships. The General Partner has agreed that it will conduct no active business other than managing the Partnerships, although it may make certain investments for its own account. Neither AllianceBernstein Unitholders nor Holding Unitholders have any rights to manage or control the Partnerships, or to elect directors of the General Partner. The General Partner is an indirect, wholly-owned subsidiary of AXA.

The General Partner does not receive any compensation from AllianceBernstein or Holding for services rendered to them as their general partner. The General Partner holds a 1% general partnership interest in AllianceBernstein and 100,000 units of general partnership interest in Holding. Each general partnership unit in Holding is entitled to receive distributions equal to those received by each Holding Unit.

The General Partner is entitled to reimbursement by AllianceBernstein for any expenses it incurs in carrying out its activities as general partner of the Partnerships, including compensation paid by the General Partner to its directors and officers (to the extent such persons are not compensated directly by AllianceBernstein).

Board of Directors

Our Board currently consists of 12 members, including our Chief Executive Officer, six senior executives of AXA and certain of its other subsidiaries, and five independent members.  While we do not have a formal, written diversity policy in place, we believe that an effective board consists of a diverse group of individuals who bring together a variety of complementary skills and perspectives with a view towards having a board with the needed leadership and experience to successfully guide our Company.  As set forth in its charter, the Corporate Governance Committee of the Board (“Governance Committee”) assists the Board in identifying and evaluating such candidates, determining Board composition, developing and monitoring a process to assess Board effectiveness, developing and implementing corporate governance guidelines, and reviewing programs relating to matters of corporate responsibility.

As indicated below, our directors have a combined wealth of leadership experience derived from extensive service leading large, complex organizations in their roles as either senior executives or board members and in government and academia.  Each has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a member of our Board.  Collectively, they have substantive knowledge and skills applicable to our business, including expertise in the regulatory; public accounting and financial reporting; finance; risk management; business development; operations; strategic planning; management development, succession and compensation; corporate governance; public policy; international; and financial services areas.

Peter S. Kraus

Mr. Kraus, age 57, was elected Chairman of the Board of the General Partner and Chief Executive Officer of the General Partner, AllianceBernstein and Holding in December 2008. Mr. Kraus has in-depth experience in the financial markets, including investment banking, asset management and private wealth management. Most recently, he served as an executive vice president, the head of global strategy and a member of the Management Committee of Merrill Lynch & Company Inc. (“Merrill Lynch”) from September 2008 through December 2008. Prior to joining Merrill Lynch, Mr. Kraus spent 22 years with Goldman Sachs Group Inc. (“Goldman”), where he most recently served as co-head of the Investment Management Division and a member of the Management Committee, as well as head of firm-wide strategy and chairman of the Strategy Committee. Mr. Kraus also served as co-head of the Financial Institutions Group. He was named a partner at Goldman in 1994 and managing director in 1996. In April 2010, Mr. Kraus was appointed a member of the Management Committee of AXA, which was formed by Mr. de Castries in April 2010 to assist him with the operational management of AXA.  He was named a Director of AXA Financial, Inc. (a wholly-owned subsidiary of AXA, “AXA Financial”), AXA Equitable, MONY Life Insurance Company (a wholly-owned subsidiary of AXA Financial, “MONY”) and MONY Life Insurance Company of America (a wholly-owned subsidiary of MONY, “MLOA”) in February 2009. Mr. Kraus is also Chairman of the Investment Committee of Trinity College, Chairman of the Board of Overseers of CalArts, Co-Chair of the Friends of the Carnegie International, a member of the board of Keewaydin Camp and a member of the board of Young Audiences, Inc., a non-profit organization that works with educational systems, the arts community and private and public sectors to provide arts education to children.

Mr. Kraus brings to the Board extensive knowledge of our industry and in-depth experience in the financial markets, including experience as co-head of the Investment Management Division and head of firm-wide strategy at Goldman.

Dominique Carrel-Billiard

Mr. Carrel-Billiard, age 44, was elected a Director of the General Partner in July 2004. He has been Chief Executive Officer of AXA Investment Managers S.A. (“AXA IM”), a subsidiary of AXA, since June 2006 and was named to the AXA Group Executive Committee in January 2009. He is also a member of the boards of directors of various other privately-held subsidiaries and affiliates of the AXA Group. Mr. Carrel-Billiard joined AXA in June 2004 as the Senior Vice President-Business Support and Development in charge of AXA Financial, asset management and reinsurance. Prior to joining AXA, Mr. Carrel-Billiard was a Partner of McKinsey & Company (“McKinsey”), a strategic consulting firm, where he specialized in the financial services industry. During the 12 years he spent at McKinsey, Mr. Carrel-Billiard worked on a broad array of topics (including insurance, asset gathering and management, and corporate and investment banking) for the top management of international banks, insurance companies, including AXA, and other financial services groups.

Mr. Carrel-Billiard brings to the Board extensive financial services and strategic planning experience, as well as a strong global perspective as the Chief Executive Officer of AXA IM, an asset management firm and subsidiary of AXA.

Christopher M. Condron

Mr. Condron, age 62, was elected a Director of the General Partner in May 2001. He has been Director, President and Chief Executive Officer of AXA Financial since May 2001. He is Chairman of the Board, Chief Executive Officer and President of AXA Equitable and a member of the Management Committee of AXA. In addition, Mr. Condron is Chairman of the Board, President and Chief Executive Officer of MONY and MLOA, which AXA Financial acquired in July 2004. In January 2010, he assumed the additional responsibility of overseeing AXA’s global Life & Savings and Health businesses. Prior to joining AXA Financial, Mr. Condron served as both President and Chief Operating Officer of Mellon Financial Corporation (“Mellon”), from 1999, and as Chairman and Chief Executive Officer of The Dreyfus Corporation, a subsidiary of Mellon, from 1995. Mr. Condron has been a member of the Board of Directors of Keefe Bruyette & Woods, Inc. (NYSE: KBW), a full-service investment bank and broker-dealer, since January 2007. He also serves as Chairman of KBW’s compensation committee and as a member of its audit committee and its corporate governance and nominating committee. Mr. Condron is also a member of the boards of directors of The American Council of Life Insurers and the Financial Services Round Table.

Mr. Condron brings to the Board extensive financial services, insurance, sales and sell-side experience achieved from his service to AXA and Mellon, as well as his directorship at Keefe Bruyette & Woods.

Henri de Castries

Mr. de Castries, age 55, was elected a Director of the General Partner in October 1993. In April 2010, in connection with a change in AXA’s governance structure from dual boards (the Supervisory Board and the Management Board) to a single Board of Directors, Mr. de Castries was appointed Chairman and Chief Executive Officer of AXA.  From May 2000 up until the change in governance, Mr. de Castries was Chairman of the AXA Management Board. Prior thereto, he served AXA in various capacities, including Vice Chairman of the AXA Management Board; Senior Executive Vice President-Financial Services and Life Insurance Activities in the United States, Germany, the United Kingdom and Benelux from 1996 to 2000; Executive Vice President-Financial Services and Life Insurance Activities from 1993 to 1996; General Secretary from 1991 to 1993; and Central Director of Finances from 1989 to 1991. He is also a director or officer of AXA Financial, AXA Equitable and various other subsidiaries and affiliates of the AXA Group. Mr. de Castries was elected Vice Chairman of AXA Financial in February 1996 and was elected Chairman of AXA Financial in April 1998.

Mr. de Castries brings to the Board his extensive experience as an AXA executive and, prior thereto, his financial and public sector experience gained from working in French government.  The Board also benefits from his invaluable perspective as the Chairman and Chief Executive Officer of AXA.

Denis Duverne

Mr. Duverne, age 56, was elected a Director of the General Partner in February 1996. In April 2010, he was appointed the Deputy Chief Executive Officer of AXA and a member of the Board of Directors of AXA.  In January 2010, he was selected to oversee AXA Group strategy, finance and operations with AXA’s Chief Operating Officer, Chief Financial Officer and Chief Risk Officer reporting to him. Mr. Duverne was a member of the AXA Management Board from February 2003 until AXA’s change in governance in April 2010. He was Chief Financial Officer of AXA from May 2003 through December 2009. From January 2000 to May 2003, Mr. Duverne served as Group Executive Vice President-Finance, Control and Strategy. Mr. Duverne joined AXA as Senior Vice President in 1995. He is a Director of AXA Financial, AXA Equitable and various other subsidiaries and affiliates of the AXA Group.

Mr. Duverne brings to the Board the highly diverse experience he has garnered throughout the years from the many key roles he has served for AXA.

Richard S. Dziadzio

Mr. Dziadzio, age 46, was re-elected a Director of the General Partner in May 2007. (He had previously served on the Board from February 2001 to May 2004.) The Chief Financial Officer of AXA Financial and AXA Equitable since January 2007, Mr. Dziadzio was elected Senior Executive Vice President of AXA Equitable in January 2010. He joined AXA Financial and AXA Equitable in July 2004 and was elected Executive Vice President in September 2004. He became Deputy Chief Financial Officer of AXA Financial and AXA Equitable in September 2005. Prior to joining AXA Financial, Mr. Dziadzio held various positions with subsidiaries and affiliates of the AXA Group, which he originally joined in 1994 as a senior analyst in the corporate finance department, working primarily on mergers and acquisitions (“M&A”). In 1997, he was promoted to corporate finance officer, handling corporate finance activities for the group in insurance and asset management in the U.S. and U.K. In 1998, Mr. Dziadzio became head of finance and administration for AXA Real Estate Investment Managers, a subsidiary of AXA. From February 2001 to June 2004, he was responsible for business support and development for AXA Financial, AllianceBernstein and AXA IM.

Mr. Dziadzio brings to the Board financial, M&A and public accounting expertise from the various diverse positions he has held within AXA’s family of companies.  As a former Business Support Development representative, he also brings to the Board expertise on how our Company can operate most efficiently and consistently with AXA’s overall objectives and strategy.

Deborah S. Hechinger

Ms. Hechinger, age 60, was elected a Director of the General Partner in May 2007. Currently an independent consultant on non-profit governance, she was President and Chief Executive Officer of BoardSource, a leading governance resource for non-profit organizations, from 2003 to 2007. From 2004 to 2007, Ms. Hechinger also served as co-convener of the Governance and Fiduciary Responsibilities work group, one of the five groups established by the Panel on the Nonprofit Sector to make recommendations to Congress on ways to improve the governance and accountability of non-profit organizations. She also served on the Advisory Board for the Center for Effective Philanthropy and was a Member of the Ethics and Accountability Committee at Independent Sector. Prior to joining BoardSource, Ms. Hechinger was the Executive Vice President of the World Wildlife Fund, a large, global conservation organization, where she oversaw all fundraising, communication and operations activities. She has also served as a Deputy Comptroller and as Director of the Securities and Corporate Practices Division at the Office of the Comptroller of the Currency and has held senior executive positions in the Division of Enforcement at the Commission.

Ms. Hechinger significantly strengthens the Board’s perspective on corporate governance matters and public policy through her extensive experience in both the private and public sectors.

Weston M. Hicks

Mr. Hicks, age 53, was elected a Director of the General Partner in July 2005. A professional investor and CFA charter holder, he has been a Director and the President and chief executive officer of Alleghany Corporation (NYSE: Y, “Alleghany”), an insurance and diversified financial services holding company, since December 2004 and was Executive Vice President of Alleghany from October 2002 until December 2004. From March 2001 through October 2002, Mr. Hicks was Executive Vice President and Chief Financial Officer of The Chubb Corporation.

Mr. Hicks brings to the Board extensive financial expertise, including his unique perspective as the chief executive officer of an unaffiliated publicly-traded company and his background as a public accountant.

Nick Lane

Mr. Lane, age 37, was elected a Director of the General Partner in July 2008. He is currently the head of AXA Group strategy and he is the Business Support Development representative for AXA Equitable, AXA IM, AllianceBernstein and AXA’s global Life & Savings business. Previously, Mr. Lane served as Vice Chairman of AXA Advisors LLC and AXA Network LLC where he was charged with overseeing the Retail Broker Dealer and Network Business as well as its enterprise operations and supervision systems. Prior to joining AXA Equitable, Mr. Lane worked for McKinsey where he was a leader in their sales and marketing practice. His previous experiences also include serving as an infantry officer in the United States Marine Corps and working on the floor of the NYSE. AXA IM, AXA Advisors and AXA Network are subsidiaries of AXA.

Mr. Lane’s experience as a U.S. Marine brings to the Board a unique perspective on duty and structure.  As Business Support Development representative, Mr. Lane helps ensure that our Company functions efficiently and consistently with AXA’s overall objectives and strategy.

Lorie A. Slutsky

Ms. Slutsky, age 57, was elected a Director of the General Partner in July 2002. Since January 1990, she has been President and Chief Executive Officer of The New York Community Trust, a community foundation that manages a $2 billion endowment and annually grants more than $150 million. Ms. Slutsky served on the Board of Directors of BoardSource from 1999 to 2008 and served as its Chair from 2005 to 2007. She has been a Director of AXA Financial (as well as a member of its Audit Committee and Organization and Compensation Committee), AXA Equitable, MONY and MLOA since September 2006.

Ms. Slutsky brings to the Board extensive corporate governance experience through her executive and managerial roles at The New York Community Trust and BoardSource.  She also brings valuable insight gained from serving on boards and board committees at certain of our parent companies.

A.W. (Pete) Smith, Jr.

Mr. Smith, age 66, was elected a Director of the General Partner in July 2005. The former CEO of Watson Wyatt Worldwide, he was also President of the Private Sector Council, a non-profit public service organization dedicated to improving the efficiency of the federal government, from September 2000 until May 2005. Mr. Smith has been President of Smith Consulting, a privately-held company specializing in executive compensation consulting, since June 2005.

Mr. Smith brings to the Board extensive financial services expertise, compensation expertise and leadership skills through his wealth of experience as Watson Wyatt Worldwide’s chief executive and the head of his own firm.

Peter J. Tobin

Mr. Tobin, age 66, was elected a Director of the General Partner in May 2000. From September 2003 to June 2005, he was Special Assistant to the President of St. John’s University. Prior thereto, Mr. Tobin served as Dean of the Tobin College of Business of St. John’s University from August 1998 to September 2003. As Dean, Mr. Tobin was the chief executive and academic leader of the College of Business. Mr. Tobin was Chief Financial Officer at The Chase Manhattan Corporation from 1996 to 1997. Prior thereto, he was Chief Financial Officer of Chemical Bank (which merged with Chase in 1996) from 1991 to 1996 and Chief Financial Officer of Manufacturers Hanover Trust (which merged with Chemical in 1991) from 1985 to 1991. Mr. Tobin has served on the board of directors of CIT Group Inc. (NYSE: CIT) since 1985 (except for one year during which CIT Group was owned by Tyco). He has been a Director of AXA Financial and AXA Equitable since March 1999 and also serves on AXA Financial’s Audit Committee, Investment Committee, Investment and Finance Committee, Organization and Compensation Committee, and Executive Committee.

Mr. Tobin brings to the Board invaluable expertise as an audit committee financial expert and key leadership and analytical skills from his positions in academia.

Executive Officers (other than Mr. Kraus)

Laurence E. Cranch, General Counsel

Mr. Cranch, age 63, has been our General Counsel since he joined our firm in 2004. Prior to joining AllianceBernstein, Mr. Cranch was a partner of Clifford Chance, an international law firm. Mr. Cranch joined Clifford Chance in 2000 when Rogers & Wells, a New York law firm of which he was Managing Partner, merged with Clifford Chance.

James A. Gingrich, Chairman and Chief Executive Officer of SCB LLC

Mr. Gingrich, age 51, joined our firm in 1999 as a senior research analyst on the sell-side and has been Chairman and Chief Executive Officer of SCB LLC since February 2007. Prior to becoming Chairman and CEO of SCB LLC, Mr. Gingrich had served as Global Director of Research from December 2002 to January 2007.

John B. Howard, Chief Financial Officer

Mr. Howard, age 40, joined our firm in March 2010 as Chief Financial Officer.  Before joining our firm, he was Chief Financial Officer and Chief Operating Officer of AQR Capital Management (“AQR”), a privately-held investment management firm, from 2007 through March 2010. Prior to AQR, Mr. Howard held numerous positions at Knight Capital Group (NASDAQ:  NITE), including Chief Financial Officer, Group Financial Controller and Chief Financial Officer of Knight Europe in London. From 1991 to 1998, Mr. Howard served as a Senior Manager in the Securities Industry Practice at PricewaterhouseCoopers LLP.  He has been a Certified Public Accountant since 1995.

Lori A. Massad, Chief Talent Officer – Talent Development and Human Capital

Ms. Massad, age 45, joined our firm in 2006 as Chief Talent Officer. In February 2009, her role was expanded to include oversight of Human Capital in addition to Talent Development. Prior to joining our firm, Ms. Massad served as Chief Talent Officer and Chief Operating Officer at Marakon Associates, a strategy consulting firm from 2004 to 2006. Before Marakon, Ms. Massad was a founding member of two start-ups: Spencer Stuart Talent Network (in 2001) and EmployeeMatters, a human resources outsourcing firm (in 2000). Before that, she spent eight years at The Boston Consulting Group, where she became a senior manager on the consulting staff and leader of the firm’s recruiting, training and development programs. While with The Boston Consulting Group, Ms. Massad was also an adjunct professor at New York University’s Leonard Stern School of Business.

David A. Steyn, Chief Operating Officer

Mr. Steyn, age 50, joined our firm in 1999, having been the founding co-Chief Executive Officer of Bernstein’s London office, and has been Chief Operating Officer of AllianceBernstein since July 2009. As COO, the heads of Distribution Services (Institutions, Retail and Private Clients) and the heads of Corporate and Fiduciary Services (IT, Operations, Finance, and Legal & Compliance) report to him. Mr. Steyn was the Global Head of Distribution Services from April 2007 through July 2009, prior to which he had been Head of Institutions since November 2003.

Board Meetings

The Board holds regular quarterly meetings, generally in February, May, July or August, and November of each year, and holds special meetings or takes action by unanimous written consent as circumstances warrant. The Board has standing Executive, Audit, Corporate Governance, Compensation and Special Committees, each of which is described in further detail below. Of the directors, only Mr. de Castries attended fewer than 75% of the aggregate of all Board and committee meetings which he was entitled to attend in 2009.

Committees of the Board

The Executive Committee of the Board (“Executive Committee”) is composed of Ms. Slutsky and Messrs. Condron, Duverne, Kraus (Chair) and Tobin. The Executive Committee exercises all of the powers and authority of the Board (with limited exceptions) when the Board is not in session, or when it is impractical to assemble the full Board. The Executive Committee held four meetings in 2009 and has held one meeting thus far in 2010.

The Governance Committee is composed of Mr. Condron, Ms. Hechinger (Chair), Mr. Kraus, and Ms. Slutsky. The Governance Committee assists the Board in (i) identifying and evaluating qualified individuals to become Board members; (ii) determining the composition of the Board and its committees; (iii) developing and monitoring a process to assess Board effectiveness; (iv) developing and implementing our corporate governance guidelines; and (v) reviewing our policies and programs that relate to matters of corporate responsibility of the General Partner and the Partnerships. The Governance Committee held two meetings in 2009 and has held one meeting thus far in 2010.

The Audit Committee of the Board (“Audit Committee”) is composed of Messrs. Hicks, Smith and Tobin (Chair). The primary purposes of the Audit Committee are to: (i) assist the Board in its oversight of (1) the integrity of the financial statements of the Partnerships, (2) the Partnerships’ status and system of compliance with legal and regulatory requirements and business conduct, (3) the independent registered public accounting firm’s qualification and independence, and (4) the performance of the Partnerships’ internal audit function; and (ii) oversee the appointment, retention, compensation, evaluation and termination of the Partnerships’ independent registered public accounting firm. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Partnerships’ policies, procedures and practices at all levels. With respect to these matters, the Audit Committee provides an open avenue of communication among the independent registered public accounting firm, senior management, the Internal Audit Department and the Board. The Audit Committee held ten meetings in 2009 and has held four meetings thus far in 2010.

The functions of each of the committees discussed above are more fully described in each committee’s charter. The charters are available on our Internet site (http://www.alliancebernstein.com).

The Compensation Committee is composed of Mr. Condron (Chair), Mr. Kraus, Ms. Slutsky and Mr. Smith. For additional information about the Compensation Committee, see “Compensation Discussion & Analysis—Compensation Committee” in Executive Compensation.

The Special Committee of the Board (“Special Committee”) is composed of Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin (Chair). The Special Committee has the authority to direct and oversee any matters referred to it by the Board and/or management including, but not limited to, matters relating to conflicts of interest and the relationship among AllianceBernstein, Holding and AXA. The members of the Special Committee do not receive any additional compensation for their service on the Special Committee, apart from the ordinary meeting fees described in “Director Compensation” in Executive Compensation. The Special Committee held five meetings during 2009 and has not met thus far in 2010.

Audit Committee Financial Experts

In January 2009, the Governance Committee, after reviewing materials prepared by management, recommended that the Board determine that each of Weston M. Hicks and Peter J. Tobin is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. The Board so determined at its regular meeting in February 2009. The Board also determined at this meeting that each member of the Audit Committee (Messrs. Hicks, Smith and Tobin) is financially literate and possesses accounting or related financial management expertise, as contemplated by Section 303A.07(a) of the NYSE Listed Company Manual.

In February 2010, the Governance Committee, after reviewing materials prepared by management, recommended that the Board determine that Peter J. Tobin is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K. The Board so determined at its regular meeting in February 2010. The Board also determined at this meeting that each member of the Audit Committee (Messrs. Hicks, Smith and Tobin) is financially literate and possesses accounting or related financial management expertise, as contemplated by Section 303A.07(a) of the NYSE Listed Company Manual.

Independence of Certain Directors

In January 2009 and February 2010, the Governance Committee, after reviewing materials prepared by management, recommended that the Board determine that each of Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin is “independent” within the meaning of Section 303A.02 of the NYSE Listed Company Manual. The Board considered immaterial relationships of Ms. Hechinger (relating to her service as an executive officer of BoardSource concurrently with Ms. Slutsky serving as that company’s Chairperson), Mr. Hicks (relating to Alleghany Corporation being a client of SCB LLC and Mr. Hicks having been employed by Bernstein from 1991 to 1999) and Ms. Slutsky (relating to contributions formerly made by AllianceBernstein to The New York Community Trust, of which she is President and Chief Executive Officer) and then determined, at both its February 2009 and February 2010 regular meetings, that each of Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin is independent within the meaning of the relevant rules.

Board Leadership Structure and Role in Risk Oversight

Leadership

The Board, together with the Governance Committee, is responsible for reviewing the Board’s leadership structure.  In determining the appropriate individual to serve as our Chairman and Chief Executive Officer, the Board and the Governance Committee consider, among other things, the composition of the Board, the role of the Board’s lead director (discussed more fully below), our Company’s strong corporate governance practices, and the challenges and opportunities specific to our Company.

We believe that the positions of Chairman and Chief Executive Officer are best shared by one individual, but only if a company has sufficient counter-balancing governance in place.  We see significant value in having the leader in the Board room also manage the affairs of our Company, and we believe any potential doubts as to our Board’s objectivity in evaluating management are offset by the lead independent director we have in place and the fact that the affirmative consent of our largest Unitholder is required in order for any action taken by the Board, the Executive Committee or the Compensation Committee to be effective.

Lead Independent Director

Our lead independent director, Peter J. Tobin, was appointed unanimously by our Board in November 2005. He presides at all executive sessions of non-management and independent directors and makes himself available, if requested by Unitholders, for consultation and communication. Interested parties wishing to communicate directly with Mr. Tobin may send an e-mail, with “confidential” in the subject line, to corporate_secretary@alliancebernstein.com. Upon receipt, our Corporate Secretary will promptly forward all such e-mails to Mr. Tobin. Interested parties may also address mail to Mr. Tobin in care of Corporate Secretary, AllianceBernstein Corporation, 1345 Avenue of the Americas, New York, NY 10105, and the Corporate Secretary will promptly forward such mail to Mr. Tobin. We have posted this information in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

Risk Oversight

The Board, together with the Audit Committee, has oversight for our Company’s risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our Company’s risks are managed in a sound manner.  The Board has delegated to the Audit Committee, which is composed entirely of independent directors, the responsibility to consider our Company’s policies and practices with respect to operational risk assessment and operational risk management, including discussing with management the major financial risk exposures and the steps taken to monitor and control such exposures.  The Global Head of Operational and Credit/Counterparty Risk, whose team is responsible for identifying, managing and controlling the array of operational risks inherent in our Company’s business and operations, makes annual reports to the Audit Committee, including an annual risk review which addresses operational risk identification, assessment and monitoring.  The Head of Investment Risk, whose skill set encompasses both quantitative research and associated investment risks, reports directly to our Chairman and Chief Executive Officer.

The Board has determined that its leadership and risk oversight are appropriate for our Company.  Mr. Kraus’s in-depth knowledge of financial services and extensive executive experience in the investment management industry make him uniquely suited to serve as our Chairman and Chief Executive Officer, while Mr. Tobin’s leadership and expertise have proven invaluable at enhancing the overall functioning of the Board.  The Board believes that the combination of a single Chairman and Chief Executive Officer, a lead independent director, the Audit Committee, specialized management teams to handle investment risk and operational risk, and significant involvement from our largest Unitholder (AXA) provide the appropriate leadership to help ensure effective risk oversight by the Board.

Code of Ethics and Related Policies

All of our directors, officers and employees are subject to our Code of Business Conduct and Ethics. The code is intended to comply with Section 303A.10 of the NYSE Listed Company Manual, Rule 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 under the Investment Company Act of 1940, as amended, as well as with recommendations issued by the Investment Company Institute regarding, among other things, practices and standards with respect to securities transactions of investment professionals. The Code of Business Conduct and Ethics establishes certain guiding principles for all of our employees, including sensitivity to our fiduciary obligations and ensuring that we meet those obligations. Our Code of Business Conduct and Ethics may be found in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

We have adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which is intended to comply with Section 406 of the Sarbanes-Oxley Act of 2002 (“Item 406 Code”). The Item 406 Code was adopted on October 28, 2004 by the Executive Committee. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers from, provisions of the Item 406 Code that apply to the Chief Executive Officer, Chief Financial Officer and Controller by posting such information on our Internet site (http://www.alliancebernstein.com). To date, there have been no such amendments or waivers.

NYSE Governance Matters

Section 303A.00 of the NYSE Listed Company Manual exempts limited partnerships from compliance with the following sections of the Manual: Section 303A.01 (board must have a majority of independent directors), 303A.04 (corporate governance committee must have only independent directors as its members), and 303A.05 (compensation committee must have only independent directors as its members). Holding is a limited partnership (as is AllianceBernstein). In addition, because the General Partner is a wholly-owned subsidiary of AXA, and the General Partner controls Holding (and AllianceBernstein), we believe we would also qualify for the “controlled company” exemption. Notwithstanding the foregoing, the Board has adopted a Corporate Governance Committee Charter that complies with Section 303A.04 and a Compensation Committee Charter that complies with Section 303A.05. However, not all members of these committees are independent.

Our Corporate Governance Guidelines (“Guidelines”) promote the effective functioning of the Board and its committees, promote the interests of the Partnerships’ respective Unitholders, with appropriate regard to the Board’s duties to the sole stockholder of the General Partner, and set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Guidelines may be found in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

The Corporate Governance Committee is responsible for considering any request for a waiver under the Code of Business Conduct and Ethics, the Item 406 Code, the AXA Group Compliance and Ethics Guide, and the AXA Financial Policy Statement on Ethics from any director or executive officer of the General Partner. Any such waiver that has been granted would be set forth in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

Our Internet site (http://www.alliancebernstein.com), under the heading “Meet our Directors”, provides an e-mail address for any interested party, including Unitholders, to communicate with the Board of Directors. Our Corporate Secretary reviews e-mails sent to that address and has some discretion in determining how or whether to respond, and in determining to whom such e-mails should be forwarded. In our experience, substantially all of the e-mails received are ordinary client requests for administrative assistance that are best addressed by management or solicitations of various kinds.

The 2009 and 2010 Certifications by our Chief Executive Officer under NYSE Listed Company Manual Section 303A.12(a) were submitted to the NYSE on March 13, 2009 and March 2, 2010, respectively.

Certifications by our Chief Executive Officer and Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 were furnished as exhibits to our 2009 Form 10-K and our 1Q10 Form 10-Q.

Holding Unitholders and AllianceBernstein Unitholders may request a copy of any committee charter, the Guidelines, the Code of Business Conduct and Ethics, and the Item 406 Code by contacting our Company’s Corporate Secretary (corporate_secretary@alliancebernstein.com). The charters and memberships of the Executive, Audit, Corporate Governance and Compensation Committees may be found in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

Fiduciary Culture

We maintain a robust fiduciary culture and, as a fiduciary, we place the interests of our clients first and foremost. We are committed to the fair and equitable treatment of all our clients, and to compliance with all applicable rules and regulations and internal policies to which our business is subject. We pursue these goals through education of our employees to promote awareness of our fiduciary obligations, incentives that align employees’ interests with those of our clients, and a range of measures, including active monitoring, to ensure regulatory compliance. Specific steps we have taken to help us achieve these goals include:

•
establishing two committees, the Code of Ethics Oversight Committee (“Ethics Committee”) and the Internal Compliance Controls Committee (Compliance Committee”), composed of our executive officers and other senior executives to oversee and resolve code of ethics and compliance-related issues;

•	creating an ombudsman office, where employees and others can voice concerns on a confidential basis;

•	initiating firm-wide compliance and ethics training programs; and

•	appointing a Conflicts Officer and establishing a Conflicts Committee to identify and manage conflicts of interest.

The Ethics Committee oversees all matters relating to issues arising under the AllianceBernstein Code of Business Conduct and Ethics. The Ethics Committee meets on a quarterly basis and at such other times as circumstances warrant. The Ethics Committee and its subcommittee, the Personal Trading Subcommittee, have oversight of personal trading by our employees.

The Compliance Committee reviews compliance issues throughout our Company, endeavors to develop solutions to those issues as they may arise from time to time, and oversees implementation of those solutions. The Compliance Committee meets on a quarterly basis and at such other times as circumstances warrant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors of the General Partner and executive officers of the Partnerships, and persons who own more than 10% of the Holding Units or AllianceBernstein Units, to file with the Commission initial reports of ownership and reports of changes in ownership of Holding Units or AllianceBernstein Units. To the best of management’s knowledge, during 2009: (i) all Section 16(a) filing requirements relating to Holding were complied with, except that a Form 4 was not timely filed for Mr. Cranch relating to his 2009 restricted Holding Unit award; and (ii) all Section 16(a) filing requirements relating to AllianceBernstein were complied with. In addition, to the best of management’s knowledge, thus far during 2010 all Section 16(a) filing requirements relating to either Holding or AllianceBernstein were complied with.  Our Section 16 filings can be found under “Investor & Media Relations” / “Reports & SEC Filings” on our Internet site (http://www.alliancebernstein.com).

Policies and Procedures Regarding Transactions with Related Persons

Each of the Holding Partnership Agreement and the AllianceBernstein Partnership Agreement expressly permits AXA and its affiliates, which includes AXA Equitable and its affiliates (collectively, “AXA Affiliates”), to provide services to AllianceBernstein and Holding if the terms of the transaction are approved by the General Partner in good faith as being comparable to (or more favorable to each such Partnership than) those that would prevail in a transaction with an unaffiliated party. This requirement is conclusively presumed to be satisfied as to any transaction or arrangement that (i) in the reasonable and good faith judgment of the General Partner, meets that unaffiliated party standard, or (ii) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an Affiliate of the General Partner.

In practice, our management pricing committees review investment advisory agreements with AXA Affiliates, which is the manner in which the General Partner reaches a judgment regarding the appropriateness of the fees. Other transactions with AXA Affiliates are submitted to the Audit Committee for their review and approval; the unanimous consent of the Audit Committee constitutes the consent of three of the five independent directors on the Board. We are not aware of any transaction during 2009 or year-to-date 2010 between our Company and any related person with respect to which these procedures were not followed.

We do not have written policies regarding the employment of immediate family members of any of our related persons. Compensation and benefits for all of our employees, including employees who are immediate family members of any of our related persons, is established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities who hold similar positions.

Arrangements with Immediate Family Members of Related Persons

Two individuals who served as executive officers during a portion of 2009, one of whom was also a director, have immediate family members whom we employ. We established the compensation and benefits of each such family member in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities who hold similar positions. These employees are three of the 4,369 people we employed as of December 31, 2009.

Gerald M. Lieberman’s daughter, Andrea L. Feldman, is employed in Financial Planning & Analysis and received 2009 compensation of $119,000 (salary, cash bonus and contribution to the Profit Sharing Plan). Mr. Lieberman’s son-in-law, Jonathan H. Feldman, Ms. Feldman’s spouse, is employed in Retail Services and received 2009 compensation of $237,086 (salary, cash bonus, long-term incentive compensation, contribution to the Profit Sharing Plan and life insurance premiums). Gerald M. Lieberman was a Director of the General Partner and the President and Chief Operating Officer of the General Partner, AllianceBernstein and Holding until his retirement on July 31, 2009.

James G. Reilly’s brother, Michael J. Reilly, is a U.S. Large Cap Growth portfolio manager and received 2009 compensation of $1,380,971 (salary, cash bonus, long-term incentive compensation, options amortization, contribution to the Profit Sharing Plan and life insurance premiums). James G. Reilly, Senior Vice President of the General Partner, AllianceBernstein and Holding, and leader of our U.S. Large Cap Growth team, will retire on June 30, 2010.

Executive Compensation

Compensation Discussion and Analysis (“CD&A”)

Overview of Compensation Philosophy and Program

The intellectual capital of our employees is collectively the most important asset of our firm. We invest in people—we hire qualified people, train them, encourage them to give their best thinking to the firm and our clients, and compensate them in a manner designed to motivate and retain them. As a result, the costs of employee compensation and benefits are significant, comprising approximately 56% of our operating expenses and representing approximately 48.5% of our adjusted revenues (as defined below) for 2009. Although these percentages are not unusual for companies in the financial services industry, the magnitude of this expense requires that it be monitored by management, and overseen by the Board, with the particular attention of the Compensation Committee.

We believe that the quality, skill, and dedication of our executives are critical to enhancing the long-term value of our Company. Our key compensation goals are to attract and retain highly-qualified executive talent, provide rewards for the past year’s performance, provide incentives for future performance and align our executives’ long-term interests with those of our clients and Unitholders. We believe that success in achieving good results for the firm, and for our Unitholders, flows from achieving investment success for our clients.

We utilize a variety of compensation elements to achieve the goals described above, including base salary, annual short-term incentive compensation awards (cash bonuses), a long-term incentive compensation award program under which awards of restricted Holding Units are made and a defined contribution plan, all of which are discussed in more detail below.

Although estimates are developed for budgeting and strategic planning purposes, executive compensation is not correlated with meeting any specific targets. (Some of our salespeople have compensation incentives based on sales levels.)

In addition to the compensation goals discussed above, in 2009, we also focused on adjusting our compensation practices to make them more competitive with industry peers and increasing the potential for wealth creation for our executives and employees in order to attract, motivate and retain top talent. As a result (and as we noted in Note 2 to the consolidated financial statements in our Forms 10-Q for the quarters ended June 30, 2009 and September 30, 2009), we changed our approach regarding long-term incentive compensation. Specifically, in 2009, all long-term incentive compensation awards were in the form of restricted Holding Units and, accordingly, unlike in previous years, executives (and employees) were not able to notionally allocate any of their 2009 awards to our investment services.

Consideration of Risk Matters in Determining Compensation

We have considered whether our compensation practices encourage unnecessary or excessive risk-taking and whether any risks arising from our compensation practices are reasonably likely to have a material adverse effect on our Company.  For the reasons set forth below, we have determined that our current compensation practices do not incentivize or encourage our employees to engage in unnecessary or excessively risky activities and such practices do not create risks that are reasonably likely to have a material adverse effect on our Company.

In our effort to foster the spirit of partnership among our employees and better align their interests with those of Holding Unitholders and our clients, all eligible employees now receive their deferred compensation awards in the form of restricted Holding Units, with multiple-year vesting periods (generally, four years).  Our Chairman and Chief Executive Officer firmly believes that compensating key employees with equity ownership fosters a true partnership community, one that will help us grow and achieve our firm’s goals.  And, as our employees become more focused on partnering with each other to achieve our firm’s overall goals, they will serve as checks and balances on each other in assessing risk and performance.

Our approach to long-term incentive compensation is designed to reflect the overall performance of the firm and the specific performance of each individual employee.  By denominating our employees’ long-term incentive compensation in Holding Units and deferring receipt, our employees are sensitized to risk outcomes and disinclined to embrace excessive risks as the value of a significant portion of the compensation they receive fluctuates with the price of a Holding Unit.

Overview of 2009 Incentive Compensation Program

Our 2009 incentive compensation, generally consisting of annual cash bonuses and restricted Holding Unit awards, is intended to reward our executives (and any other employee with 2009 total compensation in excess of $200,000) for their performance and encourage them to remain with the firm. Annual cash bonuses generally reflect individual performance and the financial performance of the firm and provide a shorter-term incentive to remain through year-end because such bonuses are typically paid during the last week of the year. Restricted Holding Unit awards provide future earnings potential and encourage longer-term retention because such awards vest over time and are subject to forfeiture; recipients are therefore encouraged to remain with the firm.

The aggregate amount of incentive compensation (i.e., the amount available to pay annual cash bonuses and make restricted Holding Unit awards to executives and other employees) generally is determined on a discretionary basis and is primarily a function of our firm’s financial performance. Amounts are awarded to help us achieve our goal of attracting, motivating and retaining top talent while also helping ensure that our Unitholders receive an appropriate return on their investment. In 2009, senior management, with the approval of the Compensation Committee, determined that the appropriate metric to consider in determining the amount of incentive compensation for 2009 and future years is the ratio of adjusted employee compensation and benefits expense to adjusted revenues. (We define adjusted employee compensation and benefits expense as employee compensation and benefits expense minus other employment costs such as recruitment, meals, temporary help, and training and seminars. We define adjusted revenues as net revenues minus distribution revenues.) Senior management, with the approval of the Compensation Committee, also determined that adjusted employee compensation and benefits expense should range between 45% and 50% of our adjusted revenues except in unexpected or unusual circumstances.

As shown in the table below, in 2009, adjusted employee compensation and benefits expense amounted to 48.5% of adjusted revenue (in thousands):

Net Revenues	$2,906,879
Distribution Revenues	(277,328)
Adjusted Revenues	$2,629,551

Employee Compensation & Benefits Expense	$1,298,053
Other Employment Costs	(23,806)
Adjusted Employee Compensation & Benefits Expense	$1,274,247

Adjusted Compensation Ratio	48.5%

Our 2009 adjusted compensation ratio is towards the high end of the range discussed above, reflecting the need to keep compensation levels competitive with industry peers. In determining the appropriate level of compensation for the firm’s executives, senior management considered compensation benchmarking data from McLagan Partners (“McLagan”), which included comparisons of estimated 2009 executive compensation to executive compensation in 2008 as well as 2007.  For 2009, we paid McLagan $13,250 for executive compensation benchmarking data and an additional $232,219 for survey and consulting services relating to the amount and form of compensation paid to employees other than executives.

Employees with total compensation in excess of $200,000 received a portion of their 2009 incentive compensation in the form of a cash bonus and a portion in the form of restricted Holding Units. The split between cash bonus and restricted Holding Units varied depending on the employee’s total compensation, with lower-paid employees receiving a greater percentage of their incentive compensation as cash bonuses than more highly-paid employees. Quarterly cash distributions on vested and unvested restricted Holding Units are paid currently to award recipients.

Overview of our Chief Executive Officer’s Compensation

On December 19, 2008, Peter S. Kraus, the General Partner, AllianceBernstein and Holding entered into an agreement (“Kraus Employment Agreement”) pursuant to which Mr. Kraus is to serve as Chairman of the Board of the General Partner and CEO of the General Partner, AllianceBernstein and Holding until January 2, 2014 (“Employment Term”) unless the Kraus Employment Agreement is terminated in accordance with its terms.

In connection with the commencement of Mr. Kraus’s employment, on December 19, 2008, he was granted 2,722,052 restricted Holding Units (“Restricted Holding Unit Grant”). Subject to accelerated vesting clauses in the Kraus Employment Agreement, Mr. Kraus’s restricted Holding Units vest ratably on each of the first five anniversaries of December 19, 2008, commencing December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. The agreement provides for immediate vesting upon AXA ceasing to control the management of AllianceBernstein’s business or Holding ceasing to be publicly traded and certain qualifying terminations of employment, including termination of Mr. Kraus’s employment (i) by AllianceBernstein without cause, (ii) by Mr. Kraus for good reason (“good reason” generally means actions taken by AllianceBernstein resulting in a material negative change in Mr. Kraus’s employment relationship, including assignment to Mr. Kraus of duties materially inconsistent with his position or a requirement that Mr. Kraus report to an officer or employee of AllianceBernstein instead of reporting directly to the Board), and (iii) due to death or disability. Mr. Kraus will be paid the cash distributions payable with respect to his unvested restricted Holding Units and a dollar amount equal to the cash distributions payable with respect to the number of any Holding Units that are withheld by AllianceBernstein to cover Mr. Kraus’s withholding tax obligations as the Holding Units vest. These cash distributions will be paid at the time distributions are made to Holding Unitholders generally, provided that no such payments to Mr. Kraus will be required with respect to any cash distribution with a record date following the earlier of (i) the termination of Mr. Kraus’s employment for any reason, and (ii) December 19, 2013.

Mr. Kraus is paid an annual base salary of $275,000 and received a 2009 cash bonus of $6 million.

During the Employment Term, AllianceBernstein has no commitment to pay any cash bonuses to Mr. Kraus beyond the $6 million he was paid in 2009 (with any additional bonuses being entirely in the discretion of the Board) or to make any additional equity-based awards to him. Consequently, for years after 2009 during the Employment Term, the totality of Mr. Kraus’s compensation (other than his salary) will be dependent on the level of cash distributions on the restricted Holding Units granted to him and the evolution of the trading price of Holding Units, thereby directly aligning Mr. Kraus’s interests with those of other holders of Holding Units.

Mr. Kraus is also entitled to receive perquisites and benefits, including full tax gross-ups by AllianceBernstein with respect to personal air travel on Company aircraft, personal use of a Company car and driver, any continued medical coverage due to termination by death or disability, and any payments for COBRA coverage due to termination of employment by AllianceBernstein without cause or by Mr. Kraus for good reason.

The terms of the Kraus Employment Agreement were the result of arm’s-length negotiations between Mr. Kraus and a member of the Compensation Committee. These terms, including the compensation elements, were discussed and approved by the Compensation Committee and the full Board on December 19, 2008 and reflect their decision to structure the allocation of Mr. Kraus’s compensation more heavily toward a restricted Holding Unit award. As a result, Mr. Kraus’s compensation consists almost entirely of the Restricted Holding Unit Grant. The $6 million cash bonus applied only with respect to 2009.

The amount of compensation ultimately realized by Mr. Kraus from the Restricted Holding Unit Grant will depend on the future market price of Holding Units and the amount of cash distributions paid on Holding Units, both of which are partially dependent on the financial and operating results of AllianceBernstein. Given the five-year vesting, Mr. Kraus has a strong incentive to remain with our firm for the full five-year term of the Kraus Employment Agreement and to cause our firm to have strong financial performance during each of those five years. Thus, his long-term interests are directly aligned with the interests of our Unitholders and also indirectly aligned with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm. The size of the Restricted Holding Unit Grant, which had a value of approximately $52 million based on the market price of a Holding Unit on December 19, 2008, reflected the determination by Mr. Kraus and the Board that this was a reasonable and appropriate amount of long-term incentive compensation in view of Mr. Kraus’s expertise and experience, his past compensation, the compensation of his predecessor and the compensation of other chief executive officers of comparable asset management companies.

The $6 million cash bonus for 2009 represents the amount which Mr. Kraus and the Board agreed represented an appropriate short-term financial inducement for Mr. Kraus to join AllianceBernstein based on these same factors and reflected the significant uncertainty surrounding the level of 2009 quarterly cash distributions on Holding Units when he was hired; it most directly reflects the goal of attracting highly qualified executive talent. The $275,000 base salary is in line with our firm’s policy to keep base salaries low in relation to total compensation. The terms of the perquisites and benefits received by Mr. Kraus reflect the results of the arm’s-length negotiation process.

Factors Considered when Determining Executive Compensation

Decisions about executive compensation are based primarily on our assessment of each executive’s leadership, operational performance, and potential to enhance investment returns and service for our clients, all of which contribute to long-term Unitholder value. We do not utilize quantitative formulas when determining the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three most highly-compensated executives (“named executive officers”), but rather rely on our judgment about each executive’s performance and whether each particular payment or award provides an appropriate reward for the current year’s performance. We begin this process by determining the total incentive compensation amounts available for a particular year (as more fully explained above in “Overview of 2009 Incentive Compensation Program”). We then consider a number of key factors for each of the named executive officers (other than Mr. Kraus, our CEO, whose compensation is described above in “Overview of our Chief Executive Officer’s Compensation”). These factors include: total compensation paid to the named executive officer in the previous year; the increase or decrease in the current year’s total incentive compensation amounts available; the named executive officer’s performance compared to individual business and operational goals established at the beginning of the year; the nature, scope and level of responsibilities of the named executive officer; the contribution to our overall financial results; and the contribution of the executive’s business unit to our Company’s fiduciary culture in which clients’ interests are paramount. We also consider data provided by McLagan to benchmark the total compensation paid to each of our named executive officers.

This process, which is conducted by the Chief Executive Officer working with other members of senior management, results in specific incentive compensation recommendations to the Compensation Committee supported by the factors considered. The Compensation Committee then makes the final incentive compensation decisions. The Compensation Committee did not analyze quantifiable goals relating to the firm’s business units in determining the cash bonus of each of the named executive officers.

The priorities of our named executive officers (other than Mr. Kraus) generally include a robust set of factors relating to our firm’s financial performance, its strategic and operational considerations, the specific business or function headed by each named executive officer, each named executive officer’s management effectiveness, talent development and adherence to our firm’s culture, including risk/control management and regulatory compliance.  Because specific factors will vary among business units, among individuals and during different business cycles, we do not adopt any specific weighting or formula under which these metrics are applied.

We have described below the business and operational goals established in 2009 for our named executive officers (other than Mr. Kraus) and the contribution to our Company each made in achieving these goals:

•
For Mr. Steyn, the main elements of his business and operational goals included: restoring financial leverage to the firm through the right-sizing, rationalization and re-engineering of the Distribution Services’ units (Private Client, Institutions and Retail) and the Corporate and Fiduciary Services’ units (Finance, Legal and Compliance, IT and Operations); leading the continued collaboration and co-operation of the three distribution channels; focusing the distribution channels on key strategic initiatives and new product launches; integrating the local management of the overseas offices (in particular London, Hong Kong, Tokyo and Sydney) into the global management of the distribution channels; and working with Human Capital and Finance on the overhaul of the firm’s incentive and deferred compensation programs.

o
Mr. Steyn was successful in achieving these goals in 2009.  The most significant contributions made by Mr. Steyn toward achieving these goals included: significantly improving our Company’s operating leverage by reducing headcount, increasing use of offshore resources and re-engineering various departments and functions so that they perform more efficiently; leading collaboration among our three buy-side distribution channels by holding regular joint meetings among channel heads, instituting key transfers between channels and integrating Institutions and Retail client service and marketing; creating a new product development team that services each of our Company’s three buy-side distribution channels; and implementing a long-term incentive compensation program pursuant to which all awards are made in the form of restricted Holding Units, making our compensation program more competitive with industry peers and aligning our employees’ interests with those of our Unitholders and clients.  Mr. Steyn’s compensation reflected Mr. Kraus’s and the Compensation Committee’s judgment in assessing the importance of these contributions to our Company.

•
For Mr. Gingrich, the main elements of his business and operational goals included: optimizing the revenue and profit contribution of our Bernstein Research Services unit; further enhancing this unit’s research capabilities, trading services and product array; extending this unit’s geographic platform; and attracting, motivating and retaining top talent.

o
Mr. Gingrich was successful in meeting these goals in 2009.  The most significant contributions made by Mr. Gingrich toward achieving these goals included leading our sell-side business to: record market share and profitability in 2009; the best results achieved to date in third party surveys; further expansion of its European trading platform; and new business initiatives in equity derivatives, Asia and equity capital markets.  Mr. Gingrich’s compensation reflected Mr. Kraus’s and the Compensation Committee’s judgment in assessing the importance of these contributions to our Company.

•
For Mr. Cranch, the main elements of his business and operational goals included: maintaining the firm’s good compliance record; sustaining and improving the Legal and Compliance Department’s level of client service; minimizing litigation against the firm; and creating a high performance culture among staff in the Legal and Compliance department.

o
Mr. Cranch was successful in meeting these goals in 2009. The most significant contributions made by Mr. Cranch toward achieving these goals included: his strong leadership and advocacy at all levels of our Company, and particularly within the Legal and Compliance Department, in requiring strict adherence to our compliance policies and procedures and ensuring that our Company fulfills its fiduciary duties to its clients; engaging senior business leaders of our Company to solicit their views about the Legal and Compliance Department’s performance and then discussing with his direct reports ways to improve that performance; and his leadership in identifying practices and circumstances that risk exposing our Company to litigation and taking steps to proactively mitigate that risk.  Mr. Cranch's compensation reflected Mr. Kraus’s and the Compensation Committee’s judgment in assessing the importance of these contributions to our Company.

•
For Mr. Joseph, the main elements of his business and operational goals included: assuming global responsibility for administrative functions and restructuring our firm’s finance organization to achieve greater operational efficiency and an improved control environment; leading a firm-wide initiative to reduce controllable operating expenses by at least 15%; accelerating our firm’s monthly closing process; enhancing management reporting and decision support; implementing procedures to better allocate capital, de-risk our firm’s balance sheet and secure an appropriate level of liquidity; and identifying and developing our firm’s next generation of finance leaders.

o
Mr. Joseph was successful in meeting these goals in 2009. The most significant contributions made by Mr. Joseph toward achieving these goals included: reducing firm-wide controllable operating expenses by 15%; establishing a culture of continuous improvement  and maintaining a robust system of controls over financial reporting; assuming global responsibility for our administrative functions;  initiating a plan to restructure our finance organization to make it more efficient and better positioned to support our business units; implementing an accelerated financial closing process that achieved significant efficiencies and reduced the monthly closing cycle;  maintaining adequate liquidity through more efficient utilization of working capital and credit facilities; initiating a process for capital allocation with greater control and accountability; and mentoring senior finance managers to prepare them for increased responsibility. Mr. Joseph’s compensation reflected Mr. Kraus’s and the Compensation Committee’s judgment in assessing the importance of these contributions to our Company.

Consistent with the management approach taken by AllianceBernstein for its executives generally, the 2009 goals of our named executive officers (other than Mr. Kraus, whose compensation is described above in “Overview of our Chief Executive Officer’s Compensation”) did not include specific revenue or profit targets. By their nature, the business and operational goals for each of these other named executive officers are difficult to measure quantitatively and thus management uses discretion to determine whether those goals and objectives have been met. In the case of each of these four named executive officers, management determined that the main elements of the established business and operational goals had been met in 2009.

In addition to considering the extent to which our named executive officers met their business and operational goals, we consider each executive’s current salary, and prior-year short-term and long-term incentive compensation awards, and the compensation paid to the executive’s peers within our Company. In general, we believe that key employees should be well-compensated, but that significant portions of compensation should be deferred and earned for service in future periods, which provides an incentive for key employees to remain with the firm.

Furthermore, during the fourth quarter of each year, McLagan provides us with comparative compensation benchmarking data, which summarizes compensation levels for the prior year at selected asset management companies comparable to ours. This data provides ranges of compensation levels for executive positions at these companies similar to those held by our named executive officers, including salary, total cash compensation and total compensation. The comparable companies are selected in order to provide appropriate comparables for the size and business mix of AllianceBernstein and the roles played by the named executive officers. In 2009, the McLagan data we used to benchmark the compensation of our named executive officers was based on compensation comparisons from a number of selected asset management companies and banks, including the following: Bank of America, Barclays Global Investors, BlackRock Financial Management, Citigroup, Deutsche Bank, Franklin Templeton Investments, Goldman Sachs Asset Management, Morgan Stanley Investment Management, PIMCO Advisors, T. Rowe Price Associates and The Vanguard Group. For a complete listing of the comparable companies provided by McLagan, see Exhibit 99.01 to our 2009 Form 10-K.

Total compensation paid to our named executive officers fell within the ranges of total compensation paid to executives in similar positions by the companies included in the McLagan data. Additionally, the Board, when it reviewed and approved the Kraus Employment Agreement on December 19, 2008, considered McLagan data indicating that Mr. Kraus’s compensation arrangement was fully competitive and appropriate given our size, scope and complexity, and Mr. Kraus’s experience, credentials and proven track record.

Our Chief Executive Officer, and the Compensation Committee, retain discretion as to how to utilize the McLagan benchmarking data. The data is not used in a formulaic or mechanical way to determine named executive officer compensation levels. The Compensation Committee considered McLagan data in concluding that the compensation levels paid in 2009 to our named executive officers were appropriate and reasonable.

Compensation Elements for Executive Officers

Below we describe the major elements of our executive compensation.

1. Base Salary. Base salaries comprise a small portion of executives’ total compensation and are maintained at low levels relative to salaries of executives at peer firms. Within the relatively narrow range of base salaries paid to executives, we consider individual experience, responsibilities and tenure with the firm. The salaries we paid during 2009 to our named executive officers are shown in column (c) of the Summary Compensation Table.

2. Short-term Incentive Compensation (Cash Bonus). We pay annual cash bonuses in late December to reward individual performance for the year. These bonuses are based on management’s evaluation (subject to the Compensation Committee’s review and approval) of each executive’s performance during the year, and the performance of the executive’s business unit or function, compared to business and operational goals established at the beginning of the year, and in the context of the firm’s overall financial performance. The cash bonuses we awarded in 2009 to our named executive officers are shown in column (d) of the Summary Compensation Table.

3. Long-term Incentive Compensation. We grant annual long-term incentive compensation awards in December to supplement cash bonuses and to encourage retention of our executives. These awards are made under an unfunded, non-qualified incentive compensation plan under which awards may be granted to eligible employees.

As discussed above in “Overview of 2009 Incentive Compensation Program”, in 2009 we changed our approach regarding long-term incentive compensation by requiring that all awards be in the form of restricted Holding Units. We implemented this change to directly align our executives’ long-term interests with the interests of our Unitholders while also indirectly aligning our executives’ long-term interests with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm. As a result of this change, award recipients are not able to allocate their 2009 awards to notional investments in certain of our investment services offered to clients. The 2009 restricted Holding Unit awards granted to our named executive officers are shown in column (e) of the Summary Compensation Table and column (i) of the Grants of Plan-based Awards Table.

Restricted Holding Units were awarded as part of total incentive compensation based on a customized set of goals for each executive. The relative level of cash bonus compared to restricted Holding Units is generally fixed using a sliding scale based on the total compensation level of the executive, with lower-paid executives receiving a greater percentage of their incentive compensation as cash bonuses than more highly-paid executives.

In 2009, the value used for restricted Holding Units was the closing price as reported for NYSE composite transactions on the day the Compensation Committee approved incentive compensation awards (December 7, 2009).

Awards of restricted Holding Units generally vest ratably over four years. However, if the recipient of such an award is at least 55 years old and has at least ten years of service, the award recipient qualifies for “Retirement”. Any award recipient who qualifies for Retirement continues to vest post-Retirement, provided the award recipient complies with agreements and covenants contained in the award agreement (including covenants not to compete with AllianceBernstein, not to solicit AllianceBernstein’s clients or employees, to maintain confidentiality of AllianceBernstein’s trade secrets and proprietary information, and not to disparage AllianceBernstein) until the Holding Units have fully vested.

Withdrawals prior to vesting are not permitted. Upon vesting, awards are distributed to participants unless the participant has, in advance, voluntarily elected to defer receipt to future periods. Quarterly cash distributions on vested and unvested restricted Holding Units are paid currently to participants and are included in column (i) of the Summary Compensation Table. For awards made prior to 2009, quarterly cash distributions on vested and unvested Holding Units for which a voluntary deferral election has been made, and earnings credited on investment services, are reinvested and distributed as elected by participants. These are shown as “earnings” in column (d) of the Non-Qualified Deferred Compensation Table.

4. Defined Contribution Plan. Employees of AllianceBernstein are eligible to participate in the Profit Sharing Plan for Employees of AllianceBernstein L.P. (as amended and restated as of January 1, 2008, “Profit Sharing Plan”), a tax-qualified retirement plan. The Compensation Committee determines the amount of Company contributions (both the level of annual matching by the firm of an employee’s pre-tax salary deferral contributions and the annual Company profit sharing contribution). For 2009, the Compensation Committee determined that employee deferral contributions would be matched on a one-to-one basis up to five percent of eligible compensation and there would be no profit sharing contribution. Company contributions to the Profit Sharing Plan on behalf of the named executive officers are shown in column (i) of the Summary Compensation Table.

5. CEO Arrangements. See “Overview of our Chief Executive Officer’s Compensation” above.

6. Former President and Chief Operating Officer Arrangements. Gerald M. Lieberman, formerly a member of the Board and our President and Chief Operating Officer, retired effective July 31, 2009 (“Retirement Date”).

Pursuant to our agreement with Mr. Lieberman (“Lieberman Retirement Agreement”) and in recognition of his years of service to our firm and his assistance with transitioning his responsibilities, Mr. Lieberman received his base salary of $200,000, less applicable tax withholdings and other payroll deductions, through January 31, 2010. In addition, Mr. Lieberman received a lump sum separation payment of $2,600,000, less applicable tax withholdings and other payroll deductions, and was awarded 157,898 restricted Holding Units. The number of restricted Holding Units was determined by dividing $3,400,000 by the average closing price on the NYSE of a Holding Unit for the period covering the four trading days immediately preceding the Retirement Date, the Retirement Date and the five trading days immediately following the Retirement Date, and rounded up to the nearest whole number. Mr. Lieberman’s 157,898 restricted Holding Units vest ratably on July 31 in each of 2010, 2011 and 2012, provided Mr. Lieberman complies with the terms of the Lieberman Retirement Agreement (including non-competition, non-solicitation, confidentiality, non-disparagement and cooperation). Mr. Lieberman also receives, until July 31, 2012, a number of continuing benefits from AllianceBernstein as described in the Lieberman Retirement Agreement, which was filed as Exhibit 10.04 to our 2009 Form 10-K. These benefits include access to comparable medical and dental coverage, office space, administrative assistance and a Company car and driver.

Compensation Committee

The Compensation Committee consists of Mr. Condron (Chairman), Mr. Kraus, Ms. Slutsky and Mr. Smith. As discussed above (see “Corporate Governance—NYSE Governance Matters”), because it is a limited partnership, Holding is exempt from NYSE rules that require public companies to have a compensation committee made up solely of independent directors. AXA owns, indirectly, an approximate 62.1% economic interest in AllianceBernstein (as of December 31, 2009), and compensation expense is a significant component of our financial results. For these reasons, Mr. Condron, President and Chief Executive Officer of AXA Financial, serves as chairman of the Compensation Committee, and any action taken by the Compensation Committee requires the affirmative vote or consent of an executive officer of one or more of our parent companies. (Presently, Mr. Condron is the only member of the Compensation Committee who is also an executive officer of one or more of our parent companies.)

The Compensation Committee has general oversight of compensation and compensation-related matters, including: (i) determining cash bonuses; (ii) determining contributions and awards under incentive plans or other compensation arrangements (whether qualified or non-qualified) for employees of AllianceBernstein and its subsidiaries, and amending or terminating such plans or arrangements or any welfare benefit plan or arrangement or making recommendations to the Board with respect to adopting any new incentive compensation plan, including equity-based plans; (iii) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation level based on this evaluation (our Chief Executive Officer will recuse himself from voting on his own compensation); and (iv) reviewing the CD&A, and recommending to the Board its inclusion in the Partnerships’ Forms 10-K and, when applicable, proxy statements. In December 2007, the Compensation Committee delegated responsibility for managing AllianceBernstein’s non-qualified plans to the Omnibus Committee for Non-Qualified Plans (“Omnibus Committee”), consisting of six members who are senior officers of AllianceBernstein. The Compensation Committee held seven meetings in 2009 and has held three meetings thus far in 2010. The Omnibus Committee held two meetings in 2009 and acted by unanimous written consent twice.  The Omnibus Committee has neither met nor acted by consent thus far in 2010.

The Compensation Committee’s year-end process has generally focused on the cash bonuses and long-term incentive compensation awards granted to senior management. Mr. Kraus plays an active role in the work of the Compensation Committee. Mr. Kraus, working with other members of senior management, provides recommendations for individual employee awards to the Compensation Committee for its consideration.

The Compensation Committee held its regularly-scheduled meeting regarding year-end compensation on December 7, 2009, at which it discussed and approved senior management’s compensation recommendations. The Compensation Committee has not retained its own consultants.

The Compensation Committee’s functions are more fully described in the committee’s charter, which is available online in the “Management & Governance” section of our Internet site (http://www.alliancebernstein.com).

Other Compensation-Related Matters

AllianceBernstein and Holding are, respectively, private and public limited partnerships, and are subject to taxes other than federal and state corporate income tax. (See “Information Regarding our Company and Holding Units – Taxes”.) Accordingly, Section 162(m) of the Code, which limits tax deductions relating to executive compensation otherwise available to entities taxed as corporations, is not applicable to either AllianceBernstein or Holding.

We have amended our qualified and non-qualified plans to the extent necessary to comply with applicable law.

For long-term incentive compensation awards made during or before 2007, we typically purchased the investments that were notionally elected by plan participants and held these investments in a consolidated rabbi trust. Effective January 1, 2009, investments we previously made in our investment services offered to clients are held in a custodial account, while we continue to hold investments in Holding Units in the rabbi trust. These investments are subject to the general creditors of AllianceBernstein.

All compensation awards that involve the issuance of Holding Units were made under the 1997 Plan.

Compensation Committee Interlocks and Insider Participation

Mr. Condron is the Chairman of the Board, President and Chief Executive Officer of AXA Equitable, the sole stockholder of the General Partner. As of December 31, 2009, AXA Equitable and its affiliates owned an aggregate 62.1% economic interest in AllianceBernstein. Mr. Kraus is Chairman of the Board and Chief Executive Officer of the General Partner and, accordingly, also serves in that capacity for AllianceBernstein and Holding. Mr. Kraus is also a director of AXA Financial, AXA Equitable, MONY and MLOA. No other executive officer of AllianceBernstein served as a member of a compensation committee or a director of another entity an executive officer of which served as a member of AllianceBernstein’s Compensation Committee or Board.

Compensation Committee Report

The members of the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, recommended its inclusion in our 2009 Form 10-K and this Proxy Statement.

Christopher M. Condron (Chair)	Peter S. Kraus
Lorie A. Slutsky	A.W. (Pete) Smith, Jr.

Summary Compensation Table

The following table summarizes the total compensation of our named executive officers as of the end of 2009, 2008 and 2007 (including Mr. Lieberman, who is no longer an executive officer as a result of his retirement on July 31, 2009):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total(1) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Peter S. Kraus(2) Chairman and Chief Executive Officer	2009	275,000	6,000,000	—	—	—	—	4,175,132	10,450,132
	2008	—	—	52,263,398	—	—	—	—	52,263,398
David A. Steyn Chief Operating Officer	2009	176,048	1,672,503	3,904,799	—	—	—	16,569	5,769,919
James A. Gingrich Chairman and CEO of SCB LLC	2009	200,000	1,270,000	2,529,995	925,000	—	—	10,414	4,935,409
Laurence E. Cranch General Counsel	2009	200,000	770,000	1,030,014	275,000	—	—	11,188	2,286,202
Robert H. Joseph, Jr. Chief Financial Officer(3)	2009	195,000	395,000	410,011	—	—	47,830	38,977	1,086,818
	2008	195,000	400,000	—	—	—	63,612	692,285	1,350,897
	2007	185,000	1,050,000	—	—	—	18,664	1,088,406	2,342,070

Gerald M. Lieberman Former President and Chief Operating Officer	2009	120,000	—	3,382,175	1,040,000	—	—	3,220,351	7,762,526
	2008	200,000	1,000,000	—	—	—	—	1,827,920	3,027,920
	2007	200,000	4,050,000	—	—	—	—	7,568,795	11,818,795

(1)
The figures in columns (e) and (f) of the above table provide the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For the assumptions made in determining these values, see Note 16 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein.

(2)
Mr. Kraus joined AllianceBernstein in December 2008. Accordingly, Mr. Kraus did not receive any compensation in 2008 or 2007, other than his Restricted Holding Unit Grant. His compensation structure is set forth in the Kraus Employment Agreement, the terms of which are described above in “Compensation Discussion and Analysis—Overview of our Chief Executive Officer’s Compensation” and below in “Potential Payments upon Termination or Change in Control”.

(3)	On March 22, 2010, John B. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. We did not pay Mr. Howard any compensation during 2009, 2008 or 2007.

For information about how salary and bonus relate to total compensation, see “Compensation Elements for Executive Officers” above. Mr. Steyn’s compensation is paid in U.K. pounds sterling.  For column (c), the amount of U.K. pounds sterling was converted to U.S. dollars each month using the month-end spot rate.  For column (d), the amount of U.K. pounds sterling was converted to U.S. dollars using the average month-end spot rate for the period October 2008 through September 2009.  For column (e), the amount of U.K. pounds sterling was converted to U.S. dollars using the spot rate on December 7, 2009, the grant date of the award.

Mr. Steyn’s compensation reflects his role as Chief Operating Officer of AllianceBernstein and the contribution he makes in restoring financial leverage to the firm, leading continued collaboration and co-operation among our three buy-side distribution channels, focusing those channels on key strategic initiatives and new product launches, and working with Human Capital and Finance on the overhaul of the firm’s incentive compensation program.

Mr. Gingrich’s compensation reflects his role as Chief Executive Officer of SCB LLC and his leadership role in optimizing the revenue and profit contribution of our sell-side business and further enhancing that business’s research capabilities, trading services and product array.

Mr. Cranch’s compensation reflects his role as General Counsel of AllianceBernstein and the contribution he makes in maintaining a good compliance record, minimizing litigation against the firm and creating a culture of high performance among the firm’s Legal and Compliance personnel.

Mr. Joseph’s compensation reflects his role as the Chief Financial Officer of AllianceBernstein and the contribution he makes in ensuring that our business and operations are adequately funded and accurately reflected in our financial records and reports and that adequate internal controls over financial reporting are in place and operating effectively.

Column (h) reflects the change in pension value for Mr. Joseph, the only named executive officer who participates in the Amended and Restated Retirement Plan for Employees of AllianceBernstein L.P. (“Retirement Plan”). Benefits under the Retirement Plan ceased accruing as of December 31, 2008. For additional information about the Retirement Plan, see Note 14 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein, and “Pension Benefits in 2009” below.

Column (i) reflects 2008 and 2007 awards under the Incentive Compensation Award Program (formerly known as the Partners Compensation Plan, “Incentive Compensation Program”) and other items. We report Incentive Compensation Program awards granted prior to 2009 under column (i) because, while they were designed to provide incentives to recipients, they could not be categorized as having been granted under an “incentive plan” under relevant SEC rules because there were no specific performance measures that were required to be met before a participant could receive his or her award. Also, as described in Note 15 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein, and “Compensation Discussion and Analysis—Overview of Compensation Philosophy and Program” above, any allocation of awards by recipients to equity of the firm was voluntary; until 2009, we did not unilaterally make awards of Holding Units to the named executive officers. In addition, awards granted under the Incentive Compensation Program before 2009 were not accounted for under ASC 718, Compensation—Stock Compensation.

During 2009, we owned fractional interests in two aircraft with an aggregate operating cost of $2,747,698 (including $988,877 in maintenance fees, $1,243,262 in usage fees and $515,559 of amortization based on the original cost of our fractional interests, less estimated residual value). The unamortized value of the fractional interests as of December 31, 2009 was $6,437,249. We also leased an aircraft during 2009 with an aggregate operating cost of $2,681,769 (including $650,552 in leasing costs, $649,569 in maintenance fees and $1,381,648 in usage fees).

Our interests in aircraft facilitate business travel of senior management. In 2009, we permitted our Chief Executive Officer and former President to use the aircraft for personal travel. Overall, personal travel constituted approximately 5.7% of our actual use of the aircraft in 2009.

Our methodology for determining the reported value of personal use of aircraft includes fees paid to the managers of the aircraft (fees take into account the aircraft type and weight, number of miles flown, flight time, number of passengers, and a variable fee), but excludes our fixed costs (amortization of original cost less estimated residual value and monthly maintenance fees). We included such amounts in column (i).

We use the Standard Industry Fare Level (“SIFL”) methodology to calculate the amount to include in the taxable income of executives for the personal use of Company-owned aircraft. Using the SIFL methodology, which was approved by our Compensation Committee, limits our ability to deduct the full cost of personal use of Company-owned aircraft by our executive officers. Taxable income for the 12 months ended October 31, 2009 for personal use imputed to Mr. Kraus is $19,139 and to Mr. Lieberman is $15,072. Messrs. Steyn, Gingrich, Cranch and Joseph did not make personal use of Company-owned aircraft during those 12 months, so no income was imputed to them.

Column (i) also includes the aggregate incremental cost to our Company of certain other expenses and perquisites, including leased cars, drivers, contributions to the Profit Sharing Plan, life insurance premiums, medical and dental coverage, office space, administrative assistance, business club dues and parking, as applicable.

For 2008, a portion ($1,040,000) of Mr. Lieberman’s total in column (i) has been re-allocated to column (f) in 2009, representing a subsequent election to allocate part of his 2008 Incentive Compensation Program award to options. In addition, the $1,040,000 is now disclosed in column (l) of the “Grants of Plan-based Awards in 2009” table below.

For 2009, column (i) includes:

for Mr. Kraus, $3,919,755 for quarterly distributions related to his Restricted Holding Unit Grant, $62,015 for personal use of aircraft, $167,926 for personal use of a car and driver (including lease costs ($25,732), driver compensation ($120,334) and other car-related costs ($21,860), such as parking, gas, tolls, and repairs and maintenance) and $25,436 for gross-ups related to imputed income for personal use of aircraft and car.

for Mr. Steyn, a $14,084 contribution to the Alliance Trust Full Self Invested Personal Pension (a profit sharing plan for our U.K. employees) and $2,485 for car-related parking costs.

for Mr. Gingrich, a $10,000 contribution to the Profit Sharing Plan and $414 of life insurance premiums.

for Mr. Cranch, a $10,000 contribution to the Profit Sharing Plan and $1,188 of life insurance premiums.

for Mr. Joseph, a $9,750 contribution to the Profit Sharing Plan, $14,839 for personal use of a car (including lease costs ($6,000) and other car-related costs ($8,839), such as parking, gas, tolls, and repairs and maintenance), $7,326 of life insurance premiums and $7,062 in business club dues.

for Mr. Lieberman, $2,680,000 in severance, $170,530 for quarterly distributions on restricted Holding Units, $47,389 for personal use of aircraft, $157,013 for personal use of a car and driver (including lease costs ($28,738), driver compensation ($102,980) and other car-related costs ($25,295), such as parking, gas, tolls, and repairs and maintenance), $5,538 for medical and dental coverage, $63,750 for office space, $73,131 for administrative assistance and $23,000 in other benefit-related costs.

Grants of Plan-based Awards in 2009

The following table describes each grant of an award made to a named executive officer during 2009 under the 1997 Plan, an equity compensation plan (including Mr. Lieberman, who is no longer an executive officer as a result of his retirement on July 31, 2009):

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Peter S. Kraus	—	—	—	—	—	—	—	—	—	—	—
David A. Steyn	12/7/09	—	—	—	—	—	—	146,083	—	—	3,904,799
James A. Gingrich	12/7/09	—	—	—	—	—	—	94,650	—	—	2,529,995
	1/23/09	—	—	—	—	—	—	—	263,533	17.05	925,000
Laurence E. Cranch	12/7/09	—	—	—	—	—	—	38,534	—	—	1,030,014
	1/23/09	—	—	—	—	—	—	—	78,348	17.05	275,000
Robert H. Joseph, Jr.(1)	12/7/09	—	—	—	—	—	—	15,339	—	—	410,011

Gerald M. Lieberman	1/23/09	—	—	—	—	—	—	—	296,297	17.05	1,040,000
	8/7/09	—	—	—	—	—	—	157,898	—	—	3,382,175

(1)	On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. Mr. Howard did not receive a plan-based award during 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table describes any outstanding equity awards as of December 31, 2009 of our named executive officers (including Mr. Lieberman, who is no longer an executive officer as a result of his retirement on July 31, 2009):

	Option Awards					Holding Unit Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Peter S. Kraus(1)	—	—	—	—	—	2,177,642	61,191,740	—	—
David A. Steyn(2)	—	—	—	—	—	146,083	4,104,932	—	—
James A. Gingrich(2)(3)	—	263,533	—	17.05	1/23/19	94,650	2,659,665	—	—
Laurence E. Cranch(2)(3)	—	78,348	—	17.05	1/23/19	38,534	1,082,805	—	—
Robert H. Joseph, Jr.(2)(4)(6)	15,000	—	—	33.18	12/06/12	15,339	431,026	—	—
	15,000	—	—	50.25	12/07/11	—	—	—	—
	15,000	—	—	53.75	12/11/10	—	—	—	—
	50,000	—	—	48.50	06/20/10	—	—	—	—

Gerald M. Lieberman(3)(5)	—	296,297	—	17.05	1/23/19	157,898	4,436,934	—	—

(1)	Mr. Kraus’s Restricted Holding Unit Award vests ratably on December 19, 2010, 2011, 2012 and 2013.

(2)	These restricted Holding Unit awards vest ratably on December 1, 2010, 2011, 2012 and 2013.

(3)	These option awards vest ratably on January 23, 2010, 2011, 2012, 2013 and 2014.

(4)	Mr. Joseph’s option awards are fully vested.

(5)	Mr. Lieberman’s restricted Holding Unit award vests ratably on July 31, 2010, 2011 and 2012.

(6)	On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. Mr. Howard did not receive an equity award during 2009.

Option Exercises and Holding Units Vested in 2009

The following table describes any Holding Units vested for our named executive officers during 2009 (including Mr. Lieberman, who is no longer an executive officer as a result of his retirement on July 31, 2009). None of our named executive officers exercised options during 2009:

	Option Awards		Holding Unit Awards
Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Holding Units Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Peter S. Kraus	—	—	544,410	14,116,562
David A. Steyn	—	—	—	—
James A. Gingrich	—	—	—	—
Laurence E. Cranch	—	—	—	—
Robert H. Joseph, Jr.(1)	—	—	—	—

Gerald M. Lieberman	—	—	—	—

(1)	On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. Mr. Howard did not exercise options during 2009.

Pension Benefits for 2009

The following table describes the accumulated benefit under our Company pension plan, the Retirement Plan, belonging to each of our named executive officers as of December 31, 2009, if any (including Mr. Lieberman, who is no longer an executive officer as a result of his retirement on July 31, 2009):

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)

Peter S. Kraus	n/a	—	—		—
David A. Steyn	n/a	—	—		—
James A. Gingrich	n/a	—	—		—
Laurence E. Cranch	n/a	—	—		—
Robert H. Joseph, Jr.(2)	Retirement Plan	24	537,972	(1)	—

Gerald M. Lieberman	n/a	—	—		—

(1)	The Executive Committee has determined that no new benefits will be accrued under the Retirement Plan, effective as of the close of business on December 31, 2008.

(2)	On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. Mr. Howard did not receive any benefits under our Retirement Plan during 2009.

The Retirement Plan is a qualified, noncontributory, defined benefit retirement plan covering current and former employees who were employed in the United States prior to October 2, 2000. Each participant’s benefits are determined under a formula which takes into account years of credited service through December 31, 2008, the participant’s average compensation over prescribed periods and Social Security covered compensation. The maximum annual benefit payable under the Retirement Plan may not exceed the lesser of $100,000 or 100% of a participant’s average aggregate compensation for the three consecutive years in which he or she received the highest aggregate compensation from us or such lower limit as may be imposed by the Code on certain participants by reason of their coverage under another qualified retirement plan we maintain. A participant is fully vested after the completion of five years of service. The Retirement Plan generally provides for payments to, or on behalf of, each vested employee upon such employee’s retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on an actuarially reduced basis. Normal retirement age under the plan is 65. Death benefits are payable to the surviving spouse of an employee who dies with a vested benefit under the Retirement Plan. For additional information regarding interest rates and actuarial assumptions, see Note 14 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein.

Non-Qualified Deferred Compensation for 2009

The following table describes our named executive officers’ non-qualified deferred compensation contributions, earnings and distributions during 2009 and their non-qualified deferred compensation plan balances as of December 31, 2009 (including Mr. Lieberman’s, although he is no longer an executive officer as a result of his retirement on July 31, 2009):

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Peter S. Kraus	—	—	—	—	—
David A. Steyn	—	—	2,194,329	(1,652,275)	6,722,898
James A. Gingrich	—	—	1,055,504	(1,419,365)	4,326,464
Laurence E. Cranch	—	—	629,506	—	2,445,279
Robert H. Joseph, Jr.(1)	—	—	1,331,215	(954,879)	4,605,132

Gerald M. Lieberman	—	—	507,375	(2,637,478)	1,679,427

(1)
On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer.  Mr. Howard did not have any non-qualified deferred compensation contributions, earnings or distributions during 2009.

For Messrs. Steyn, Gingrich, Cranch, Joseph and Lieberman, amounts shown reflect their respective interests from pre-2009 awards under the Incentive Compensation Program. For additional information about the Incentive Compensation Program, see Note 15 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein. For individuals with notional investments in Holding Units (Messrs. Gingrich, Cranch and Joseph), amounts of quarterly distributions on such Holding Units are reflected as earnings in column (d) and, to the extent distributed to the named executive officer, reflected as distributions in column (e). Column (f) includes the value of all notional investments as of the close of business on December 31, 2009. As of that date, Messrs. Gingrich, Cranch and Joseph notionally held 24,576 Holding Units, 7,703 Holding Units and 64,679 Holding Units, respectively, as a result of pre-2009 awards under the Incentive Compensation Program. Mr. Steyn and Mr. Lieberman did not notionally hold any Holding Units.

Potential Payments upon Termination or Change in Control

In connection with the commencement of Mr. Kraus’s employment, on December 19, 2008, he was granted 2,722,052 restricted Holding Units. During Mr. Kraus’s Employment Term, AllianceBernstein has no commitment to pay any cash bonuses to Mr. Kraus beyond the $6 million in 2009 (with any additional bonuses being entirely at the discretion of the Board) or to make any additional equity-based awards to him. Consequently, for years after 2009 during the Employment Term, the totality of Mr. Kraus’s compensation (other than his salary and absent any additional awards the Board may choose to grant) will be dependent on the level of cash distributions on the restricted Holding Units granted to him and the evolution of the trading price of Holding Units, thereby directly aligning Mr. Kraus’s interests with those of other holders of Holding Units. For additional information about Mr. Kraus’s compensation, see “Overview of our Chief Executive Officer’s Compensation” above.

The Kraus Employment Agreement contains a number of accelerated vesting clauses, including immediate vesting upon a “change in control” of our firm (i.e., AXA, our parent company, ceasing to control the management of AllianceBernstein’s business or Holding ceasing to be publicly traded); and immediate vesting upon certain qualifying terminations of employment, including termination of Mr. Kraus’s employment (i) by AllianceBernstein “without cause”, (ii) by Mr. Kraus for “good reason” and (iii) due to death or disability.

The change-in-control provisions in the Kraus Employment Agreement were required by Mr. Kraus as part of his negotiation in order to assure him that AllianceBernstein would continue to be operated as a separately-managed entity, and with a certain degree of independence, and that Holding would continue as a publicly-traded entity. Both AXA and Mr. Kraus believe that this arrangement adds significant value to AllianceBernstein. The Board understood that AXA had no intention of changing this arrangement during the term of Mr. Kraus’s Employment Term and thus concluded that the change-in-control provisions were acceptable and necessary in order to recruit Mr. Kraus.

The provisions requiring accelerated vesting upon termination without cause or for good reason were required by Mr. Kraus in order to preserve the value of his long-term incentive compensation arrangement. The Board agreed to these provisions because they were typical of executive compensation agreements for executives at Mr. Kraus’s level and because the Board concluded that they were necessary to recruit Mr. Kraus.

The Board concluded that the change-in-control and termination provisions in the Kraus Employment Agreement fit into AllianceBernstein’s overall compensation objectives because they permitted AllianceBernstein to attract and retain a highly-qualified chief executive officer, were consistent with AXA’s and the Board’s expectations with respect to the manner in which AllianceBernstein and Holding would be operated from 2009 to 2013, were consistent with the Board’s expectations that Mr. Kraus would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement with good reason (and thus that there was no inconsistency between these provisions and AllianceBernstein’s goal of providing Mr. Kraus with effective incentives for future performance), and to align his long-term interests with those of AllianceBernstein’s Unitholders and clients.

It is the current intention and expectation of AllianceBernstein’s management and the Board that provisions similar to those included in the Kraus Employment Agreement, such as change-in-control, termination by AllianceBernstein without cause and termination by an executive for good reason, will not be included in employment agreements with other executives of AllianceBernstein, and thus that the decisions made with respect to the Kraus Employment Agreement should not affect the decisions made in the future regarding compensation elements for other executives.

There are no other amounts payable to the named executive officers upon a change in control of our Company.

The following table sets forth estimated payments and benefits to which our named executive officers (other than Mr. Lieberman) would be entitled upon a change in control of AllianceBernstein or the specified terminations of employment as of December 31, 2009, along with the actual payments and benefits that Mr. Lieberman received in connection with his retirement on July 31, 2009:

Name	Cash Payments(1) ($)	Acceleration or Grant of Restricted Holding Unit Awards(2) ($)	Acceleration of Option Awards(3) ($)	Other Benefits ($)
(a)	(b)	(c)	(d)	(e)

Peter S. Kraus
Change in control	—	61,191,740	—	—
Termination by AllianceBernstein without cause	—	61,191,740	—	—
Termination by Mr. Kraus for good reason	—	61,191,740	—	—
Death or disability(4)(5)	—	61,191,740	—	—
David A. Steyn Death or disability(6)	—	4,104,932	—	—
James A. Gingrich Death or disability(6)	—	2,659,665	2,912,040	—
Laurence E. Cranch Death or disability(6)	—	1,082,805	865,745	—
Robert H. Joseph, Jr.(7) Death or disability(6)	—	431,026	—	—

Gerald M. Lieberman Retirement(6)(8)	2,600,000	4,436,934	3,274,082	1,246,263

(1)
Messrs. Steyn, Gingrich, Cranch and Joseph are not entitled to any payments or benefits upon termination of their employment by AllianceBernstein without cause. Nevertheless, it is our expectation that each would receive a cash severance payment. As the amounts of any such payments would be determined at the time of such termination, we are unable to estimate such amounts.

(2)
Restricted Holding Unit awards made in December 2009 to Messrs. Steyn, Gingrich, Cranch and Joseph are subject to a “Rule of 65” retirement provision. An award recipient qualifies for “retirement” if the recipient is at least 55 years old and has completed at least 10 years of service. Any award recipient who qualifies for “retirement” retains the right to receive distribution of the underlying Holding Units post-retirement provided the recipient complies with agreements and covenants in the award agreement until the Holding Units have fully vested.

(3)
Options awarded to Messrs. Gingrich, Cranch and Lieberman, which are set forth in the “Outstanding Equity Awards at 2009 Fiscal Year-End” table above, are subject to a “Rule of 70” retirement provision. An award recipient qualifies for retirement if the recipient: (i) is at least 65 years old; or (ii) is at least 55 years old and the recipient’s age and years of service added together equal or exceed 70. An award recipient who qualifies for retirement continues to vest post-retirement provided the recipient complies with any agreements and covenants enforced by AllianceBernstein.

(4)
The Kraus Employment Agreement defines “Disability” as a good faith determination by AllianceBernstein that Mr. Kraus is physically or mentally incapacitated and has been unable for a period of 120 days in the aggregate during any twelve-month period to perform substantially all of the duties for which he is responsible immediately before the commencement of the incapacity.

(5)
Upon termination of Mr. Kraus’s employment due to death or disability, AllianceBernstein will provide at its expense continued health and welfare benefits for Mr. Kraus, his spouse and his dependants through the end of the calendar year in which termination occurs. Thereafter, until the date Mr. Kraus (or, in the case of his spouse, his spouse) reaches age 65, AllianceBernstein will provide Mr. Kraus and his spouse with access to participation in AllianceBernstein’s medical plans at Mr. Kraus’s (or his spouse’s) sole expense based on a reasonably determined fair market value premium rate.

(6)
“Disability” is defined in the Incentive Compensation Program award agreements of Messrs. Steyn, Gingrich, Cranch and Joseph, and in the Special Option Program award agreements of Messrs. Gingrich, Cranch and Lieberman, as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AllianceBernstein or its affiliate that covers the executive officer.

(7)	On March 22, 2010, Mr. Howard joined our firm and succeeded Mr. Joseph as our firm’s Chief Financial Officer. Accordingly, Mr. Howard was not entitled to receive any payments as of December 31, 2009.

(8)
For additional information relating to Mr. Lieberman’s $2,600,000 severance payment, restricted Holding Unit award and other benefits that he received in connection with his retirement, see “Compensation Elements for Executive Officers—Former President and Chief Operating Officer Arrangements” above.

Director Compensation in 2009

The following table describes how we compensated our independent directors during 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(3) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Deborah S. Hechinger	56,500	30,000	30,000	—	—	—	116,500
Weston M. Hicks	67,000	30,000	30,000	—	—	—	127,000
Lorie A. Slutsky	77,500	30,000	30,000	—	—	—	137,500
A.W. (Pete) Smith, Jr.	76,000	30,000	30,000	—	—	—	136,000
Peter J. Tobin	94,000	30,000	30,000	—	—	—	154,000

(1)
As of December 31, 2009, our independent directors had outstanding restricted Holding Unit awards in the following amounts: Ms. Hechinger owned 2,450 Holding Units, Mr. Hicks owned 2,912 Holding Units, Ms. Slutsky owned 3,573 Holding Units, Mr. Smith owned 2,912 Holding Units and Mr. Tobin owned 3,573 Holding Units.

(2)
As of December 31, 2009, our independent directors had outstanding option awards in the following amounts: Ms. Hechinger owned options to buy 10,945 Holding Units, Mr. Hicks owned options to buy 13,373 Holding Units, Ms. Slutsky owned options to buy 42,524 Holding Units, Mr. Smith owned options to buy 13,373 Holding Units and Mr. Tobin owned options to buy 57,774 Holding Units.

(3)
Reflects the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718.  For the assumptions made in determining these values, see Note 16 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein.

The General Partner only pays fees, and makes equity awards, to directors who are not employed by our Company or by any of our affiliates. Such fees and awards consist of:

•	an annual retainer of $40,000 (paid quarterly after any quarter during which a director serves on the Board);

•	a fee of $1,500 for participating in a meeting of the Board, or any duly constituted committee of the Board, whether he or she participates in person or by telephone;

•	an annual retainer of $15,000 for acting as Chair of the Audit Committee;

•	an annual retainer of $7,500 for acting as Chair of the Corporate Governance Committee; and

•	an annual equity-based grant under the 1997 Plan consisting of:

•	restricted Holding Units having a value of $30,000 based on the closing price of a Holding Unit on the grant date as reported for NYSE composite transactions; and

•	options to buy Holding Units with a grant date value of $30,000 calculated using the Black-Scholes method.

On May 21, 2009, at a regularly-scheduled meeting of the Board, 1,642 restricted Holding Units and options to buy 6,224 Holding Units at $18.27 per Unit were granted to each of Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin. Such grants have generally been made at the May meeting of the Board. The date of the meeting was set at a Board meeting in 2008. The exercise price of the options was the closing price on the NYSE on the grant date. For information about how the Black-Scholes value was calculated, see Note 16 to AllianceBernstein’s consolidated financial statements in Item 8 of our 2009 Form 10-K, which has been incorporated by reference herein. Options granted to independent directors vest ratably over three years. Restricted Holding Units granted to independent directors “cliff” vest after three years (i.e., 100% of the award vests and gets distributed on the third anniversary of the grant date). In order to avoid any perception that our directors’ independence might be impaired, these options and restricted Holding Units are not forfeitable. Vesting of options continues following a director’s resignation from the Board. Restricted Holding Units vest and are distributed as soon as administratively feasible following an independent director’s resignation from the Board.

The General Partner may reimburse any director for reasonable expenses incurred in participating in Board meetings. Holding and AllianceBernstein, in turn, reimburse the General Partner for expenses incurred by the General Partner on their behalf, including amounts in respect of directors’ fees and expenses. These reimbursements are subject to any relevant provisions of the Holding Partnership Agreement and AllianceBernstein Partnership Agreement.

Security Ownership of Certain Beneficial Owners and Management

Principal Security Holders

As of December 31, 2009, we had no information that any person beneficially owned more than 5% of the outstanding Holding Units.

As of December 31, 2009, we had no information that any person beneficially owned more than 5% of the outstanding AllianceBernstein Units except AXA and certain of its wholly-owned subsidiaries as reported on Schedule 13D/A, Forms 3 and Forms 4 filed with the SEC on April 1, 2009 pursuant to the Exchange Act.

The table below and the notes following it have been prepared in reliance upon such filings for the nature of ownership and an explanation of overlapping ownership.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership Reported on Schedule		Percent of Class

AXA(1)(2)(3)(4)	25 avenue Matignon 75008	170,121,745	(5)	61.9%
	Paris, France

(1)
Based on information provided by AXA Financial, on December 31, 2009, AXA and certain of its subsidiaries beneficially owned all of AXA Financial’s outstanding common stock. For insurance regulatory purposes the shares of common stock of AXA Financial beneficially owned by AXA and its subsidiaries have been deposited into a voting trust (“Voting Trust”), the term of which has been extended until May 12, 2012. The trustees of the Voting Trust (“Voting Trustees”) are Henri de Castries, Denis Duverne and Christopher M. Condron.  Messrs. de Castries and Duverne serve on the Board of Directors of AXA, while Mr. Condron serves on the Management Committee of AXA. The Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA, but with a view to ensuring that certain minority shareholders of AXA do not exercise control over AXA Financial or certain of its insurance subsidiaries.

(2)
Based on information provided by AXA, as of December 31, 2009, 14.12% of the issued ordinary shares (representing 22.20% of the voting power) of AXA were owned directly and indirectly by two French mutual insurance companies engaged in the Property & Casualty insurance business and the Life & Savings insurance business in France (“Mutuelles AXA”).

(3)
The Voting Trustees and the Mutuelles AXA, as a group, may be deemed to be beneficial owners of all AllianceBernstein Units beneficially owned by AXA and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA may be deemed to have shared voting power with respect to the AllianceBernstein Units. AXA and its subsidiaries have the power to dispose or direct the disposition of all shares of the capital stock of AXA Financial deposited in the Voting Trust. The Mutuelles AXA, as a group, may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the AllianceBernstein Units beneficially owned by AXA and its subsidiaries. The address of each of AXA and the Voting Trustees is 25 avenue Matignon, 75008 Paris, France. The address of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France.

(4)
By reason of their relationships, AXA, the Voting Trustees, the Mutuelles AXA, AXA America Holdings, Inc. (a wholly-owned subsidiary of AXA), AXA IM Rose Inc. (a 95.29%-owned subsidiary of AXA), AXA Financial, AXA Equitable, AXA Financial (Bermuda) Ltd. (a wholly-owned subsidiary of AXA Financial), Coliseum Reinsurance Company (a wholly-owned subsidiary of AXA Financial), ACMC Inc. (a wholly-owned subsidiary of AXA Financial), MONY and MLOA may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of all or a portion of the 168,146,626 AllianceBernstein Units.

(5)
As indicated above in note 4, AXA IM Rose Inc. is a 95.29%-owned subsidiary of AXA, meaning that 4.71% of the AllianceBernstein Units beneficially owned by AXA IM Rose Inc. as of December 31, 2009 were not beneficially owned by AXA. As a result, as of December 31, 2009, AXA beneficially owned 168,146,626 AllianceBernstein Units, or 61.2% of the issued and outstanding AllianceBernstein Units.

As of December 31, 2009, Holding was the record owner of 101,351,749, or 36.9%, of the issued and outstanding AllianceBernstein Units.

Management

The following table sets forth, as of December 31, 2009, the beneficial ownership of Holding Units by each director and named executive officer of the General Partner and by all directors and executive officers as a group:

Name of Beneficial Owner	Number of Holding Units and Nature of Beneficial Ownership	Percent of Class

Peter S. Kraus(1)(2)	2,441,789	2.4%
Dominique Carrel-Billiard(1)	—	*
Christopher M. Condron(1)	35,000	*
Henri de Castries(1)	2,000	*
Denis Duverne(1)	2,000	*
Richard S. Dziadzio(1)	—	*
Deborah S. Hechinger(3)	4,675	*
Weston M. Hicks(4)	12,565	*
Nick Lane(1)	—	*
Lorie A. Slutsky(1)(5)	38,415	*
A.W. (Pete) Smith, Jr.(6)	9,084	*
Peter J. Tobin(1)(7)	52,627	*
David A. Steyn(1)(8)	155,662	*
James A. Gingrich(1)(9)	201,142	*
Laurence E. Cranch(1)(10)	61,905	*
Robert H. Joseph, Jr.(1)(11)	214,114	*
Gerald M. Lieberman(12)	217,157	*
All directors and executive officers of the General Partner as a group (18 persons)(13)(14)	3,488,867	3.4%

*	Number of Holding Units listed represents less than 1% of the Units outstanding.

(1)
Excludes Holding Units beneficially owned by AXA and its subsidiaries. Ms. Slutsky and Messrs. Kraus, Carrel-Billiard, Condron, de Castries, Duverne, Dziadzio, Lane, and Tobin are directors and/or officers of AXA, AXA IM, AXA Financial, and/or AXA Equitable. Messrs. Kraus, Steyn, Gingrich, Cranch and Joseph are directors and/or officers of the General Partner.

(2)
In connection with the commencement of Mr. Kraus’s employment, on December 19, 2008, he was granted 2,722,052 restricted Holding Units. Subject to accelerated vesting clauses in the Kraus Employment Agreement (e.g., immediate vesting upon AXA ceasing to control the management of AllianceBernstein’s business or Holding ceasing to be publicly traded and certain qualifying terminations of employment), Mr. Kraus’s restricted Holding Units will vest ratably on each of the first five anniversaries of December 19, 2008, commencing December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. Mr. Kraus sold 280,263 Holding Units to cover withholding tax obligations when his first tranche of Holding Units vested.

(3)	Includes 2,225 Holding Units Ms. Hechinger can acquire within 60 days under an AllianceBernstein option plan.

(4)	Includes 4,653 Holding Units Mr. Hicks can acquire within 60 days under an AllianceBernstein option plan.

(5)	Includes 33,804 Holding Units Ms. Slutsky can acquire within 60 days under an AllianceBernstein option plan.

(6)	Includes 4,653 Holding Units Mr. Smith can acquire within 60 days under an AllianceBernstein option plan.

(7)	Includes 49,054 Holding Units Mr. Tobin can acquire within 60 days under an AllianceBernstein option plan.

(8)	Includes 146,083 restricted Holding Units Mr. Steyn was awarded in December 2009.

(9)
Includes 52,706 Holding Units Mr. Gingrich can acquire within 60 days under an AllianceBernstein option plan, 94,650 restricted Holding Units awarded in December 2009 and 24,576 restricted Holding Units to which he previously allocated portions of incentive compensation awards.

(10)
Includes 15,669 Holding Units Mr. Cranch can acquire within 60 days under an AllianceBernstein option plan, 38,533 restricted Holding Units awarded in December 2009 and 7,703 restricted Holding Units to which he previously allocated portions of incentive compensation awards.

(11)
Includes 95,000 Holding Units Mr. Joseph can acquire within 60 days under AllianceBernstein option plans, 15,339 restricted Holding Units awarded in December 2009 and 64,679 restricted Holding Units to which he previously allocated portions of incentive compensation awards.

(12)
Includes 59,259 Holding Units Mr. Lieberman can acquire within 60 days under an AllianceBernstein option plan and 157,898 restricted Holding Units awarded under the Lieberman Retirement Agreement. For additional information regarding he Lieberman Retirement Agreement, see “Compensation Elements for Executive Officers—Former President and Chief Operating Officer Arrangements” above.

(13)	Includes 317,023 Holding Units the directors and executive officers as a group can acquire within 60 days under AllianceBernstein option plans.

(14)
Includes 333,139 restricted Holding Units awarded in December 2009 to the executive officers as a group and 98,608 restricted Holding Units to which the executive officers as a group previously allocated portions of incentive compensation awards.

As of December 31, 2009, our directors and executive officers did not beneficially own any AllianceBernstein Units.

The following table sets forth, as of December 31, 2009, the beneficial ownership of the common stock of AXA by each director and named executive officer of the General Partner and by all directors and executive officers as a group:

AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class

Peter S. Kraus	—	*
Dominique Carrel-Billiard(2)	140,053	*
Christopher M. Condron(3)	3,408,754	*
Henri de Castries(4)	6,493,930	*
Denis Duverne(5)	2,537,149	*
Richard S. Dziadzio(6)	202,036	*
Deborah S. Hechinger	—	*
Weston M. Hicks	—	*
Nick Lane(7)	9,232	*
Lorie A. Slutsky(8)	5,804	*
A.W. (Pete) Smith, Jr.	—	*
Peter J. Tobin(9)	23,969	*
David A. Steyn	—	*
James A. Gingrich	—	*
Laurence E. Cranch	—	*
Robert H. Joseph, Jr.	—	*
Gerald M. Lieberman	—	*
All directors and executive officers of the General Partner as a group (18 persons)(10)	12,820,927	*

*	Number of shares listed represents less than 1% of the outstanding AXA common stock.

(1)	Holdings of AXA American Depositary Shares (“ADS”) are expressed as their equivalent in AXA common stock. Each AXA ADS represents the right to receive one AXA ordinary share.

(2)
Includes 87,653 shares Mr. Carrel-Billiard can acquire within 60 days under option plans. Also includes 268 unvested AXA performance shares, which are paid out when vested based on the price of AXA at that time.

(3)
Includes 1,051,533 shares and 1,544,743 ADSs Mr. Condron can acquire within 60 days under option plans. Also includes 193,096 unvested performance units, which are paid out when vested based on the price of ADSs at that time; payout will be 70% in cash and 30% in ADSs.

(4)
Includes 4,831,150 shares Mr. de Castries can acquire within 60 days under option plans. Also includes 175,099 unvested AXA performance shares, which are paid out when vested based on the price of AXA at that time.

(5)
Includes 1,708,368 shares Mr. Duverne can acquire within 60 days under option plans. Also includes 143,766 unvested AXA performance shares, which are paid out when vested based on the price of AXA at that time.

(6)
Includes 169,880 shares Mr. Dziadzio can acquire within 60 days under option plans. Also includes 21,080 unvested performance units, which are paid out when vested based on the price of ADSs at that time; payout will be 70% in cash and 30% in ADSs.

(7)	Includes 6,212 ADSs Mr. Lane can acquire within 60 days under options plans.

(8)	Includes 944 ADSs Ms. Slutsky can acquire within 60 days under option plans.

(9)	Includes 5,579 ADSs Mr. Tobin can acquire within 60 days under option plans.

(10)	Includes 7,848,584 shares and 1,557,478 ADSs the directors and executive officers as a group can acquire within 60 days under option plans.

Information Incorporated by Reference

We are incorporating by reference into this Proxy Statement the information found in Item 7 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and Item 8 (“Financial Statements and Supplementary Data”) of our 2009 Form 10-K and Item 1 (“Financial Statements”) and Item 2 (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) of our 1Q10 Form 10-Q.  We encourage you to review the information in these reports to help ensure you have a complete understanding of our business and our need for your support of our proposal.

Appendix A

Alliance Bernstein L.P.
2010 Long Term Incentive Plan
Effective as of July 1, 2010

Section 1.  Purpose.

The purpose of the AllianceBernstein L.P. 2010 Long Term Incentive Plan (the “Plan”) is to promote the interest of AllianceBernstein L.P. (together with any successor thereto, the “Partnership”) by (i) attracting and retaining talented officers, employees and directors of the Partnership and its Affiliates, (ii) motivating such officers, employees and directors by means of performance-related incentives to achieve longer-range business and operational goals, (iii) enabling such officers, employees and directors to participate in the long-term growth and financial success of the Partnership, and (iv) aligning the interests of such officers, employees and directors with those of AllianceBernstein Holding L.P (“Holding”) Unitholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Partnership and (ii) any entity in which the Partnership has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Restricted Unit, Phantom Restricted Unit or Other Unit-Based Award.

“Award Agreement” shall mean any written agreement, contract, offer letter or other instrument or document evidencing any Award.

“Board” shall mean the Board of Directors of the general partner of the Partnership.

“Cause” shall mean with respect to a Participant’s Termination of Employment, unless otherwise specified in the applicable Award Agreement, any of the following: (a) conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; (ii) on a felony charge; or (iii) on a charge equivalent to any of the charges set forth in clauses (i) and (ii) in any jurisdiction that does not use such designations; (b) engaging in any conduct that constitutes an employment disqualification under applicable law (including any “statutory disqualification”, as defined under the Exchange Act); (c) failure to perform satisfactorily the duties associated with the Participant’s job function or to follow reasonable requests of his or her manager; (d) violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association to which the Partnership or any Affiliate is subject; (e) violation of any Partnership policy concerning confidential or proprietary information, or material violation of any other Partnership policy in effect from time to time; (f) engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Partnership or any Affiliate; or (g) engaging in any conduct detrimental to the Partnership or any Affiliate, including any activity deemed by management, the Committee or the Board to be competitive with the Partnership or any Affiliate.  With respect to a Participant’s Termination of Directorship, unless otherwise specified in the applicable Award Agreement, “cause” shall mean an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

“Closing Price” on any date shall mean the closing price for a Unit or, if no sale of a Unit occurred on such date, the closing price for a Unit on the most recent preceding date on which the sale of a Unit occurred, in either case as reported on the principal stock market or exchange on which the Units are quoted or traded on such date or, if the Units are not so quoted or traded on such date, in such manner as determined by the Committee in its sole discretion.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board as appointed from time to time by the Board, or another committee of the Board designated by the Board to administer the Plan.

“Eligible Employee” shall mean any employee of the Partnership or any Affiliate.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, unless otherwise required by any applicable provision of the Code, as of any date and except as provided below, (i) with respect to a Unit, the Closing Price for such Unit on such date, and (ii) with respect to any other property, the fair market value of such property as determined by the Board or the Committee in its sole discretion.

“Independent Director” shall mean a member of the Board who is “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual or other applicable law or applicable stock exchange rules, as determined by the Board in its business judgment.

“Option” shall mean an option granted under Section 6(a).

“Other Unit-Based Award” shall mean any right granted under Section 6(c).

“Participant” shall mean any Eligible Employee or Independent Director granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Restricted Unit” shall mean any Award granted under Section 6(b) as a Phantom Restricted Unit.

“Prior Plan” shall mean either of the Partnership’s (i) Amended and Restated 1997 Long Term Incentive Plan as amended and restated effective as of January 1, 2005 (as amended through November 28, 2007) or (ii) Century Club Plan.

“Restricted Unit” shall mean any Unit granted under Section 6(b) as a Restricted Unit.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by an entity or business acquired by the Partnership or any Affiliate, or with which the Partnership or any Affiliate combines.

“Termination” shall mean a Termination of Directorship or Termination of Employment, as applicable.

“Termination of Directorship” shall mean that a Participant has ceased to be a director of the Partnership; except that if the Participant becomes an Eligible Employee upon the termination of his or her directorship, unless otherwise determined by the Board or the Committee in its sole discretion, the Participant shall not experience a Termination until the Participant has a Termination of Employment.

“Termination of Employment” shall mean:  (a) a termination of employment of a Participant from the Partnership and its Affiliates; or (b) an entity employing a Participant ceasing to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Partnership or another Affiliate at the time the entity ceases to be an Affiliate.  Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or, if no rights of a Participant are adversely affected, may otherwise define Termination of Employment thereafter.

“Units” shall mean units representing assignments of beneficial ownership of limited partnership interests in Holding.

Section 3.  Administration.

(a) Authority of Committee.  The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, in addition to other express powers and authorizations conferred on the Committee by the Plan, and except as otherwise limited by the Board, the Committee shall have full power and authority to (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Employee or, subject to Section 3(b), Independent Director; (iii) determine the number of Units to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of Awards, not inconsistent with the terms of the Plan; (v) determine whether, to what extent and under what circumstances Awards may be exercised, settled, canceled, forfeited or suspended and the method or methods by which Awards may be exercised, settled, canceled, forfeited or suspended; (vi) determine whether and under what circumstances Awards may be exercised for or settled in cash, Units and/or Restricted Units, (vii) determine whether, to what extent and under what circumstances cash, Units and/or Restricted Units payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee, and in any event, in accordance with Section 409A of the Code; (viii) determine whether to require a Participant, as a condition of the granting of an Award, to not sell or otherwise dispose of Units acquired pursuant to the exercise or settlement of the Award for a period of time as determined by the Committee, in its sole discretion; (ix) determine the terms of any Award Agreement, including terms relating to retirement, forfeiture, termination, garden leave and restrictive covenants (such as non-competition, non-solicitation and non-disparagement); (x) determine whether an Option shall cease to be exercisable or an Award shall be forfeited, or that proceeds or profits applicable to an Award shall be returned to the Partnership, in each case, in the event that the applicable Participant fails to adhere to the terms and conditions specified in the applicable Award Agreement; (xi) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (xii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xiii) subject to the terms of the Plan and applicable law, delegate to one or more officers or managers of the Partnership or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by, individuals who receive Awards as part of recruitment, severance or retirement arrangements and/or Eligible Employees who are not executive officers or directors of the Partnership for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; and (xiv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Grants of Awards to Independent Directors.  Notwithstanding the provisions of Section 3(a), grants of Awards to Independent Directors must be approved by the Board.

(c) Committee Discretion Binding.  Unless otherwise expressly provided in the Plan, and subject to Section 3(b), all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Partnership, any Affiliate, any Participant, any holder or beneficiary of any Award, any Unitholder and any Eligible Employee or any Independent Director.

(d) Guidelines.  Subject to Section 8, the Committee shall have the authority to: (i) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; (ii) construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating to the Plan or such Award); and (iii) otherwise supervise the administration of the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan.  Notwithstanding the foregoing, no action of the Committee under this Section 3(d) shall materially reduce the rights of any Participant relating to any existing Award without the Participant’s consent.  To the extent applicable, the Plan is intended to comply with the applicable requirements of Rule 16b-3 under the Exchange Act, and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.  Without limiting the generality of the foregoing, the Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions, including but not limited to otherwise defining Fair Market Value and Closing Price.

(e) Assistance of Employees and Advisors; Liability and Indemnification.

(i) The Committee may designate employees of the Partnership and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers or other employees to execute agreements or other documents on behalf of the Committee.

(ii) The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent.  Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Partnership.  The Committee, its members and any person designated pursuant to Section 3(e)(i) shall not be liable for any action or determination made in good faith with respect to the Plan.  To the maximum extent permitted by applicable law, no officer of the Partnership or member or former member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

(iii) To the maximum extent permitted by applicable law and the amended and restated agreements of limited partnership of the Partnership and/or Holding (“Organizational Documents”), each officer and member or former member of the Committee or the Board shall be indemnified and held harmless by the Partnership and Holding against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification such officer, member or former member may have under applicable law or under the Organizational Documents, the organizational documents of any Affiliate or any agreement of indemnification.  Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

Section 4.  Units Available for Awards.

(a) Units Available.

(i) Subject to adjustment as provided in Sections 4(b) and (c), the number of Units with respect to which Awards may be granted under the Plan shall be 30 million, less one Unit for every one Unit that was subject to an award (including options) granted after the effective date of the Plan under either of the Prior Plans.  Any Units that are subject to Awards (including Options) shall be counted against this limit as one Unit for each Unit granted.

(ii) If any Units covered by an Award granted under the Plan (other than Substitute Awards) or by an award granted after the effective date of the Plan under either of the Prior Plans, or to which such Award or award related, are forfeited, or if such Award or award terminates or is canceled without the delivery of Units, or is exercised for or settled in cash, then the Units covered by such Award or award, or to which such Award or award relates, or the number of Units otherwise counted against the aggregate number of Units with respect to which Awards may be granted, to the extent of any such forfeiture, termination, cancellation, or cash exercise or settlement, shall again become Units with respect to which Awards may be granted in accordance with this Section 4.

(b) Availability of Certain Units.

(i)  In determining the number of Units available for Awards, if Units otherwise deliverable in respect of Awards under the Plan (other than Substitute Awards) or awards granted after the effective date of the Plan under either of the Prior Plans are withheld for payment of withholding taxes in respect of such Awards or awards, the number of Units so withheld shall be available for Awards under the Plan.

(ii) Units reacquired by the Partnership on the open market or otherwise also shall be available for Awards under the Plan, provided that the aggregate number of such reacquired Units the Partnership may use to make Awards under the Plan shall not exceed 30 million.

(iii) The Units available for Awards under the Plan shall also be available to exchange for units of limited partnership interest in the Partnership on a one-for-one basis if, and to the extent to which, the Partnership issues such units to Eligible Employees under the Partnership’s employee incentive compensation programs.  Any Units that are so exchanged will be counted against the Unit limit under the Plan.

(iv) To avoid double-counting, any Units underlying Substitute Awards shall not be counted against the Units available for Awards under the Plan.  Additionally, in the event that an entity acquired by the Partnership or an Affiliate, or with which the Partnership or an Affiliate combines, has securities available under a pre-existing plan approved by equity holders and not adopted in contemplation of such acquisition or combination, the securities available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of Units authorized for grant under the Plan; provided that Awards using such available securities shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent such acquisition or combination, and shall not be made to individuals who were employed by the Partnership or its Affiliates immediately before such acquisition or combination.

(c) Adjustments.

(i)  In the event that any distribution (whether in the form of cash, limited partnership interests, other securities or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of the Partnership or Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of the Partnership or Holding, any incorporation (or other change in form) of the Partnership or Holding, or other similar transaction or event affects the Units such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust, as applicable, (A) the number of Units or other securities of the Partnership or Holding (or the number and kind of other securities or property) with respect to which Awards may be granted under Sections 4(a) and (b), (B) the number of Units or other securities of the Partnership or Holding (or the number and kind of other securities or property) subject to outstanding Awards, and (C) the exercise or purchase price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.  In the event of incorporation (or other change in form) of the Partnership or Holding, the Committee shall make such adjustments as it deems appropriate and equitable with respect to Options for the optionee to purchase stock in the resulting corporation in place of the Options. Any such adjustment or arrangement may provide for the elimination without compensation of any fractional Unit which might otherwise become subject to an Option, and shall be subject to Section 3(c).

(ii)  In the event of (A) the consummation of any merger or consolidation of the Partnership or Holding in which the Partnership or Holding (as applicable) is not the continuing or surviving entity, (B) any transaction that results in the acquisition of all or substantially all of the outstanding Units by a single person or entity or by a group of persons and/or entities acting in concert, or (C) the sale or transfer of all or substantially all of the Partnership’s or Holding’s assets (each of the foregoing being referred to as an “Acquisition Event”), then the outstanding Awards held by each Participant shall be subject to the agreement with respect to such Acquisition Event, which agreement may, subject to the terms of the applicable Award Agreements and in accordance with Section 409A of the Code, provide for (i) the continuation or assumption of such Awards by the Partnership or Holding (or the successor or surviving entity); (ii) the substitution for such Awards by such successor or surviving entity with equity-based awards with substantially the same terms and economic value; (iii) the acceleration prior to the closing of such Acquisition Event of the vesting and exercisability of any such Awards that are Options or Other Unit-Based Awards that are scheduled to become exercisable by such Participant, and the expiration of such Awards to the extent not timely exercised by such Participant prior to such closing or such other earlier time determined by the Committee, after reasonable advance written notice thereof to such Participant; provided that any such exercise shall be contingent on the consummation of such Acquisition Event; and/or (iv) the cancellation of all or any portion of such Awards as of immediately prior to such Acquisition Event, in exchange for a cash payment on such terms and conditions as determined by the Committee, the amount of which may be zero in the case of any Option with an exercise price that exceeds the Fair Market Value of the Units subject to such Option.

Section 5.  Eligibility.

All Eligible Employees and Independent Directors shall be eligible to be granted Awards and to be designated as Participants under the Plan.  Awards and actual participation in the Plan shall be determined by the Committee (subject to Section 3(b)) or the Board in its sole discretion.

Section 6.  Awards.

(a) Options.

(i) Grant.  Subject to the terms of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Eligible Employees and Independent Directors to whom Options shall be granted and, with respect to each Option, the number of Units to be covered by such Option, the exercise price of such Option and the conditions and limitations applicable to the exercise of such Option.

(ii) Exercise Price.  The exercise price of an Option shall be not less than the Fair Market Value of the Units subject to the Option on the date the Option is granted.

(iii) Exercise. The Committee shall specify in the applicable Award Agreement the rate at which an Option shall become initially exercisable.  No Option shall be exercisable after the expiration of ten years from the date of grant.  The right to exercise an Option shall be cumulative, so that to the extent that an Option is not exercised when it becomes initially exercisable, it shall be exercisable at any time thereafter until the expiration of the term of the Option.  The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(iv) Prohibition on Re-pricing.  Other than pursuant to Section 4(c), in the absence of approval by the holders of Units, neither the Board nor the Committee shall be permitted to (A) lower the exercise price per Unit of an Option after it is granted, (B) cancel an Option when the exercise price per Unit exceeds the Fair Market Value of the underlying Units in exchange for cash or another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to an Option that may be treated as a re-pricing under the rules and regulations of the New York Stock Exchange or the applicable stock exchange upon which the Units are then listed.

(v) Termination by Death or Disability.  Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, if a Participant’s Termination is by reason of death or “disability” (as defined in the applicable Award Agreement), all Options that are held by such Participant (whether or not they have previously vested) at the time of such Termination may be exercised by such Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year from the date of such Termination, but in no event beyond the expiration of the stated term of such Options; provided, however, that in the case of “disability”, if such Participant dies within such exercise period, all unexercised Options held by such Participant (whether or not they have previously vested) shall thereafter be exercisable for a minimum period of six months from the date of such death, but in no event beyond the expiration of the stated term of such Option.

(vi) Termination for Cause.  Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, if a Participant’s Termination is (i) for Cause or (ii) a voluntary Termination after the occurrence of an event that would be grounds for a Termination for Cause, all Options then held by such Participant (whether or not they have previously vested) shall thereupon terminate and expire as of the date of such Termination or, if earlier, the date of the Cause event.  If a Participant’s service with the Partnership is suspended pending an investigation of whether such Participant shall be terminated for Cause, all of such Participant’s rights under any Option shall be suspended during the period of investigation.

(vii) Termination without Cause.  Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, if a Participant’s Termination is without Cause (other than by reason of death or “disability” or such Participant’s voluntary Termination), all Options held by such Participant that are vested and exercisable at the time of such Termination may be exercised by such Participant at any time within a period of 90 days from the date of such Termination, but in no event beyond the expiration of the stated term of such Options.

(viii) Voluntary Termination.  Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, if a Participant’s Termination is by reason of such Participant’s voluntary Termination, all Options then held by such Participant (whether or not they have previously vested) shall terminate and expire as of the date of such Termination.

(ix) Unvested Options.  Except as otherwise (A) provided in the applicable Award Agreement or in Section 6(a)(v) or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, Options that are not vested as of the date of a Participant’s Termination of Employment shall terminate and expire as of the date of such Termination.

(b) Restricted Units and Phantom Restricted Units.

(i) Grant.  Subject to the terms of the Plan, the Committee shall (subject to Section 3(b)) have sole and complete authority to determine the Eligible Employees and Independent Directors to whom Restricted Units and Phantom Restricted Units shall be granted, the number of Restricted Units and/or Phantom Restricted Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Units and/or Phantom Restricted Units vest, are distributed and may be forfeited to the Partnership, and the other terms and conditions of such Awards.  Except for restrictions applicable to non-routine Awards (e.g., Awards for recruitment, severance or retirement) and Substitute Awards, restrictions applicable to Awards of Restricted Units and/or Phantom Restricted Units that lapse purely based on service shall lapse over a period of not less than three years (whether such lapse occurs ratably or otherwise, so long as such restrictions lapse not more than 50% in the first year), except upon a Termination due to death, “disability” or “retirement” (as such terms are defined in the applicable Award Agreement), or a change in control, unless (i) the grant of an Award (or acceleration of the lapse of restrictions applicable to an outstanding Award) is authorized by the Committee or the Board and (ii) the cumulative number of Units subject to such Awards does not exceed 5% of the number of Units available for grant pursuant to Section 4(a) (as may be adjusted pursuant to Sections 4(b) and (c)).

(ii) Transfer Restrictions.  Subject to Section 7(c), Restricted Units and Phantom Restricted Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award Agreement.  Any certificate issued in respect of Restricted Units with respect to which transfer restrictions remain in effect shall bear a legend describing the restrictions to which the Restricted Units are subject.  Upon the lapse of the restrictions applicable to such Restricted Units, the holder thereof may surrender to the Partnership the certificate or certificates representing such Units and receive in exchange therefor a new certificate or certificates representing such Units free of the legend (or an electronic transfer of such Units to a designated brokerage account of such holder’s choosing) and a certificate or certificates representing the remainder of the Units, if any, with the legend.

(iii) Payment.  Any Phantom Restricted Unit shall have a value equal to the Fair Market Value of a Unit.  Phantom Restricted Units shall be paid in Units, other securities, cash or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(iv) Termination.  Except as otherwise (A) provided in the applicable Award Agreement or (B) determined by the Committee at grant or (if no rights of the Participant are adversely affected) thereafter, subject to the terms of the Plan, upon a Participant’s Termination for any reason during the relevant restriction period, all Restricted Units and Phantom Restricted Units still subject to restriction will vest, continue to vest, be settled or be forfeited in accordance with the terms and conditions established by the Committee at grant or thereafter (if no rights of the Participant are adversely affected).

(c) Other Unit-Based Awards.  The Committee shall (subject to Section 3(b)) have authority to grant to Eligible Employees and/or Independent Directors an Other Unit-Based Award, which shall consist of any right (including, without limitation, Unit appreciation rights and performance Awards) which is (i) not an Award described in Section 5, 6(a) or 6(b), and (ii) an Award of Units or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Units (including, without limitation, securities convertible into Units), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and the applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Unit-Based Award.

Section 7. General Provisions Applicable to Awards.

(a) Awards May be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Partnership or any Affiliate.  Awards granted in addition to or in tandem with such other Award or award may be granted either at the same time as or at a different time from the grant of such other Award or award.

(b) Forms of Payment by the Partnership Under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement and the requirements of applicable law, payments or transfers to be made by the Partnership or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including cash, Units, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee in accordance with Section 409A of the Code.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(c) Limits on Transfers of Awards.  Except as otherwise provided by the Committee, no Award shall be transferable by a holder other than by will or the laws of descent and distribution.

(d) Terms of Awards.  The term of each Award shall be for such period as may be determined by the Committee, to the extent not inconsistent with the terms of the Plan.

(e) Consideration for Grants.  Awards may be granted for no cash consideration, for such nominal cash consideration as may be required by applicable law or for such greater amount as may be established by the Committee.

(f) Distributions and Distribution Equivalents.  Subject to the terms of the Plan and compliance with Section 409A of the Code, the terms of any Award other than an Option (including a deferred Award) may provide, if so determined by the Committee in its sole discretion, for the payment of cash, Units or other property in respect of Unitholder distributions relating to the number of Units subject to such Award.

Section 8. Amendment and Termination.

(a) Amendments to the Plan.  The Board or the Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without the approval of the limited partners of Holding (i) to increase the aggregate number of Units that may be issued under the Plan (except by operation of Section 4(c) or solely to reflect a reorganization, Unit split, merger, spinoff or similar transaction); (ii) change the maximum term of any Option; (iii) extend the period during which new Awards may be granted under the Plan; (iv) expand the types of Awards available under the Plan; (v) materially expand the class of officers, employees or directors eligible to participate in the Plan; (vi) alter Section 6(a)(iv) or any other language regarding re-pricing; or (vii) if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Committee deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary or advisable so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b) Amendments to Awards.  The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of such Participant, holder or beneficiary.

Section 9.  Miscellaneous.

(a) No Rights to Awards.  No Eligible Employee, Independent Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Employees, Independent Directors, Participants, or holders or beneficiaries of Awards.  The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Unit Certificates.  All certificates for Units or other securities of the Partnership or any Affiliate delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the U.S. Securities and Exchange Commission, any stock exchange upon which such Units or other securities are then listed, and any applicable federal, state or foreign laws or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(c) Withholding.  A Participant may be required to pay to the Partnership or any Affiliate, and the Partnership or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Units, other securities, other Awards or other property) of any applicable withholding taxes in respect of any Award, its exercise, or any payment or transfer under such Award or the Plan and to take such other actions as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such taxes.

(d) Award Agreements.  Each Award hereunder shall be evidenced by an Award Agreement which shall be made available to the Participant (whether electronically or otherwise) and shall specify the terms and conditions of such Award and any rules applicable thereto, including but not limited to the effect on such Award of the death, disability, retirement or other termination of service of a Participant.

(e) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Partnership or any Affiliate from adopting or continuing in effect other compensation arrangements, including without limitation any such arrangements that provide for the grant of options, restricted Units, phantom restricted Units and other types of awards provided for hereunder (subject to approval of the limited partners of the Partnership if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment or Retention as Director.  The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Partnership or any Affiliate, or to be retained as an Independent Director.  Further, the Partnership or an Affiliate may at any time dismiss a Participant from service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award Agreement or any other agreement between the Partnership or any Affiliate and the Participant.

(g) No Rights as Unitholder.  Subject to the provisions of the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a Unitholder with respect to any Units to be distributed under the Plan until he or she has become the holder of such Units.

(h) Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of New York.

(i) Severability.  If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or such Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and such Award Agreement shall remain in full force and effect.

(j) Additional Powers.  The Committee may refuse to issue or transfer any Units or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation or entitle the Partnership to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Partnership by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to such Participant, holder or beneficiary.  Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(k) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Partnership or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Partnership or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Partnership or such Affiliate.

(l) No Fractional Units.  No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated or otherwise eliminated.

(m) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Term of the Plan.

(a) Effective Date.  The Plan shall be effective as of July 1, 2010 subject to approval by the limited partners of Holding and shall have a term of 10 years.

(b) Expiration Date.  No Award shall be granted under the Plan after June 30, 2020. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

Section 11.  Section 409A of the Code.

(a)  Although none of the Committee, the Partnership, Holding, any of their affiliates or any of their agents make any guarantee with respect to the Plan or Awards granted hereunder and shall not be responsible in any event with regard to compliance with Section 409A of the Code, the Plan and the Awards granted hereunder are intended to be exempt from Section 409A of the Code or otherwise comply with the requirements of Section 409A of the Code, and the Plan and the applicable Award Agreements shall be limited, construed and interpreted in accordance with the foregoing.  None of the Committee, the Partnership, Holding, any of their affiliates or any of their agents shall have any liability to any Participant or beneficiary as a result of any tax, interest, penalty or other payment required to be paid or due pursuant to, or because of a violation of, Section 409A of the Code.

(b)  With regard to any distribution or payment with respect to an Award that is considered “nonqualified deferred compensation” under Section 409A of the Code, a Termination shall not be deemed to have occurred unless such Termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of such distribution or payment, references to a “Termination,” “Termination of Employment,” “Termination of Directorship” or like terms in the applicable Award Agreement or the Plan shall mean “separation from service.”  If the Participant is deemed on the date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any distribution or payment that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such distribution or payment shall be paid or provided on the date (the “Payment Date”) which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service,” and (ii) the date of the Participant’s death.  On the Payment Date, all distributions and payments delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Participant in a lump sum, and any remaining distributions and payments due under the Plan shall be paid or provided in accordance with the normal payment dates specified in the applicable Award Agreement or the Plan.